EXHIBIT 2.3
CONFIDENTIAL MATERIAL OMITTED AND
FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION.
ASTERISKS DENOTE SUCH OMISSIONS.
Collaboration and License Agreement
     This agreement (“Agreement”) is made and entered into as of November 6, 2005 (the “Execution Date”), by and between Jerini US, Inc., a Delaware corporation (“Jerini”), and Kos Life Sciences, Inc., a Delaware corporation (“Kos”). Jerini and Kos each may be referred to herein individually as a “Party,” or collectively as the “Parties.”
Recitals
     A. Jerini and its Affiliates Control certain patents and other intellectual property pertaining to the use of the peptide Icatibant for pharmaceutical applications.
     B. Jerini and its Affiliates are developing Icatibant for the treatment of angioedema in humans and intend to study and to apply for registration for (among other indications) the treatment of one or more of hereditary angioedema, drug-induced angioedema, pediatric angioedema and idiopathic angioedema.
     C. Jerini and its Affiliates and their licensor, Sanofi-Aventis, have demonstrated in clinical studies the potential utility of Icatibant for the treatment of resistant ascites in liver disease and for the treatment in asthma.
     D. The Parties desire to enter into a collaboration under which Jerini and its Affiliates will develop pharmaceutical products containing Icatibant for the treatment of hereditary and other forms of angioedema, and Kos and its Affiliates will develop pharmaceutical products containing Icatibant for the treatment of resistant ascites in liver disease and asthma.
     E. The Parties further desire to commercialize in the United States and Canada pharmaceutical products containing Icatibant, including by each supporting the promotional activities of the sales force of Kos and its Affiliates and other activities.
     In consideration of the foregoing premises, the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Jerini and Kos hereby agree as follows:
Agreement
1. Definitions
     When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement.
     1.1 “Additional Formulation Product” means a Licensed Product * * * that has received Marketing Approval in the Territory.
     1.2 “Affiliate” means a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with an entity. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests. Notwithstanding the foregoing, for the purposes of this Agreement, none of the following persons shall be considered to be an “Affiliate” of Kos or any of Kos’s Affiliates: (i) Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis or their estates, (ii) any trust for the benefit of Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis, or (iii) any corporation, limited liability company, partnership, limited partnership, or other entity that is beneficially owned or controlled by any of the persons in clauses (i) or (ii) above, other than Kos Pharmaceuticals, Inc. and its direct and indirect subsidiaries.
     1.3 “Angioedema Field” means the treatment of any form of angioedema in humans, including hereditary angioedema, drug-induced angioedema, pediatric angioedema and idiopathic angioedema.
     1.4 “Assigned Invention” means: (i) any invention, discovery or Know-How that relates to Icatibant or any Licensed Product and that is conceived, made or generated jointly by both Parties or their respective Affiliates, agents, Sublicensees, or independent contractors (to the extent Controlled by such Party) during the Term, and (ii) any invention, discovery or Know-How that relates solely to Icatibant or Licensed Product and that is conceived, made or generated by Kos, solely or jointly with its Affiliates, agents, Sublicensees or independent contractors (to the extent Controlled by Kos) during the Term.
     1.5 “Asthma Field” means the treatment of any form of asthma.
     1.6 “Aventis Agreement” means that certain License Agreement between Jerini AG and Aventis Pharma Deutschland GmbH, dated as of November 1, 2001, as amended, under which Jerini has received an exclusive license to certain of the Licensed Technology.
     1.7 “Bachem Manufacturing Agreement” means that certain Contract Manufacturing Agreement dated January 28, 2004 by and between Bachem AG and Jerini AG.
     1.8 “Blocking Patent” means any issued Patent within Third Party Technology that would be infringed or misappropriated by the manufacture, use or sale in the Licensed Field in the Territory of a Licensed Product developed by Jerini as of the Effective Date.
     1.9 “Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York, New York, United States or Berlin, Germany are permitted or required to be closed.
     1.10 “Commercialization” means the marketing, promotion, advertising, selling and distribution of a Licensed Product after Marketing Approval has been obtained in such country. The term “Commercialize” has a correlative meaning.
     1.11 “Commercially Reasonable Efforts” means those diligent efforts consistent with the exercise of prudent scientific and business judgment that a company within the pharmaceutical industry would reasonably devote to a product of similar market potential or profit potential resulting from its own research efforts, based on conditions then prevailing, which in any event will include (if applicable in the context of the provision of this Agreement where this term is used): (a) promptly assigning responsibility for development and commercialization activities to specific employees who are held accountable for progress and monitoring such progress on an on-going basis, (b) setting and consistently seeking to achieve specific and meaningful objectives and timelines for carrying out such development and commercialization activities, (c) consistently making and implementing decisions and allocating resources designed to advance progress with respect to such objectives and timelines, and (d) employing compensation systems for its employees that are no less favorable than the compensation systems the applicable Party applies with respect to its other programs with products of similar market potential, in order to reasonably incentivize such employees to achieve such objectives.
     1.12 “Committee” means the joint steering committee (or JSC, as defined in Section 2.2), the joint development committee (or JDC, as defined in Section 2.3), the joint commercialization committee (or JCC, as defined in Section 2.4), or any other committee authorized by the JSC pursuant to Section 2.2 of this Agreement, as the case may be.
     1.13 “Confidential Information” has the meaning set forth in Section 12.1.
     1.14 “Controlled” means, with respect to any Know-How, Patent, other intellectual property right, data, or regulatory filing, the possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Know-How, Patent, other intellectual property right, data, or regulatory filing as provided for herein without violating the terms of any agreement or other arrangements with any Third Party. The term “Control” has a correlative meaning.
     1.15 “Development Plan” has the meaning set forth in Section 3.1.1.
     1.16 “Development Program” means the program of development described in the Development Plan, as amended from time to time.
     1.17 “Effective Date” has the meaning set forth in Section 13.1.
     1.18 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
     1.19 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first commercial sale after receipt of Marketing Approval of such Licensed Product in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing, any nonregistrational studies, or any similar instance where Licensed Product is supplied with or without charge will not constitute a First Commercial Sale.
     1.20 “FTE” means a full-time person, or in the case of less than a full- time dedicated person, a full-time, equivalent person year.
     1.21 “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
     1.22 “GCP” means the FDA regulations and applicable ICH guidelines for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, as applicable to the development of Licensed Product from time to time during the Term, including 21 C.F.R. Part 11, 50, 54, 56, 312, and 314 as amended from time to time.
     1.23 “GLP” means the FDA regulations and applicable ICH guidelines for conducting nonclinical laboratory studies that support or are intended to support applications for research or marketing permits for products regulated by the FDA, as applicable to the development of Licensed Product from time to time during the Term, including 21 C.F.R. Part 58 as amended from time to time.
     1.24 “Growth Rate Goal” means, with respect to the launch in the Territory of a particular Additional Formulation Product that has received Marketing Approval or a Licensed Product for an indication other than hereditary angioedema or drug-induced angioedema, an increase of at least * * * in the annualized growth rate of aggregate sales of Licensed Products in the Territory at the end of the 12-month period following such launch. By way of example, if the annualized growth rate for sales of Licensed Products in the Territory is * * * prior to the launch of an Additional Formulation Product, then the annualized growth rate for aggregate sales of Licensed Products in the Territory will need to reach * * * upon the * * * anniversary of such launch in order for the Growth Rate Goal to be met.
     1.25 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     1.26 “Icatibant” means the pharmaceutical substance identified as D-Arginyl-L-arginyl-L-prolyl-L-[(4R)-4-hydroxyprolyl]-glycyl-L-[3-(2-thienyl)alanyl]-L-seryl-D-(1,2, 3,4-tetrahydro-isoquinolin-3-yl-carbonyl)-L-(3aS,7aS)-octahydroindol-2-yl-carbonyl]-L-arginine acetate.
     1.27 “Jerini House Marks” means any trademarks or trade names used or registered by Jerini or its Affiliates at any time during the Term to identify itself.
     1.28 “Jerini Invention” means any invention, discovery or Know-How that relates to Icatibant or any Licensed Product and that is conceived, made or generated, solely or jointly by Jerini, its Affiliates, agents, or independent contractors during the Term, but excluding any Assigned Invention.
     1.29 “Jerini R/A Product” means any Licensed Product that: (i) has been developed by Jerini for approval outside the Territory in an indication within the R/A Field and (ii) is the subject of an MAA filed by Jerini outside the Territory, which MAA contains any data of Phase III Clinical Trials conducted by or on behalf of Kos in connection with the development of such Licensed Product in the R/A Field in the Territory.
     1.30 “Know-How” means any non-public knowledge, experience, know-how, technology, information, and data, including formulas and formulations, processes, techniques, unpatented inventions, discoveries, ideas, developments, test procedures, and results, together with all documents and files embodying the foregoing.
     1.31 “Kos House Marks” means any trademarks or trade names used or registered by Kos or its Affiliates at any time during the Term to identify itself.
     1.32 “Kos Invention” means any invention, discovery or Know-How that relates to Icatibant or any Licensed Product and that is conceived, made or generated, solely or jointly by Kos, or its Affiliates, agents, Sublicensees, or independent contractors during the Term, but excluding any Assigned Invention.
     1.33 “Licensed Field” means the Angioedema Field and the R/A Field.
     1.34 “Licensed Know-How” means any Know-How that is necessary or useful for the development, manufacture or commercialization of Licensed Products in the Licensed Field and that is Controlled by or on behalf of Jerini or its Affiliates during the Term, including any Jerini Invention or any Assigned Invention owned by or assigned to Jerini pursuant to Section 10.2, but excluding any Know-How not Controlled by or on behalf of Jerini or Its Affiliates on the Effective Date with respect to which Jerini owes royalty or other payment obligations to a Third Party and that has not been expressly included in the Licensed Know-How pursuant to Section 3.4.1.
     1.35 “Licensed Patents” means the following Patents, each to the extent that such Patent would be infringed by the manufacture, use or sale of a Licensed Product in the Licensed Field: (i) the Patents Controlled by Jerini or its Affiliates as of the Effective Date pursuant to a license under the Aventis Agreement, as listed in Exhibit A (such Patents, the “Aventis Patents”), (ii) any Patents Controlled by Jerini or its Affiliates during the Term that claim Jerini Inventions, (iii) any Patents Controlled by Jerini or its Affiliates during the Term that claim Assigned Inventions, (iv) any Patents within Third Party Technology that have been expressly included in the Licensed Patents pursuant to Section 3.4.1, and (v) any Blocking Patents Controlled by Jerini or its Affiliates during the Term.
     1.36 “Licensed Product” means any product that consists of, comprises or includes Icatibant or any of its salts, esters, hydrates, isomers, prodrugs and metabolites in any formulation.
     1.37 “Licensed Technology” means the Licensed Patents and the Licensed Know-How.
     1.38 “MAA” means the marketing authorization application filed with the European Medicines Agency for the applicable Licensed Product under the centralized procedure, or if the centralized procedure is not used, the equivalent application filed for the applicable Licensed Product in three of the following countries: France, Germany, Italy, Spain and the United Kingdom.
     1.39 “Marketing Approval” means the approvals of any federal, state or local regulatory agency, department, bureau or other government entity in a country, that are necessary to be obtained prior to the commercial sale of a Licensed Product in that country.
     1.40 “Marketing Plan” has the meaning set forth in Section 5.1.
     1.41 “NDA” means a New Drug Application filed with the FDA in the United States, and the corresponding application filed with the corresponding regulatory agency in any other country in the Territory.
     1.42 “Net Sales” means the recorded gross sales of Licensed Products by a Party, its Affiliates, licensees or Sublicensees to Third Parties (that are not licensees or Sublicensees) in accordance with GAAP, less the total of: (i) allowances for trade, quantity, and cash discounts; (ii) excise, sales and other consumption taxes and customs duties to the extent included in the invoice price; (iii) freight, insurance and other transportation charges to the extent included in the invoice price; (iv) provisions for actual or expected allowances or credits to Third Parties by reason of rejections and defects; (v) provisions for returns or retroactive price reductions; and (vi) compulsory payments, chargebacks and rebates accrued, paid or deducted pursuant to agreements (including, but not limited to managed care agreements) or governmental regulations. Any such recordations, provisions or deductions will be made in accordance with reasonable and customary industry practices and in accordance with consistently applied GAAP.
     1.43 “Patents” means (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications.
     1.44 “Phase I Clinical Trial” means a clinical study in humans to determine the pharmacokinetics and safety of a pharmaceutical product.
     1.45 “Phase II Clinical Trial” means a clinical study in humans suffering from a disease or condition to obtain data on the safety, dose ranging and efficacy of a pharmaceutical product.
     1.46 “Phase III Clinical Trial” means a confirmatory clinical study in humans of the efficacy and safety of a pharmaceutical product that is prospectively designed to demonstrate that such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Approval of such product.
     1.47 “Phase IV Clinical Trial” means a clinical study in humans of a pharmaceutical product performed following Marketing Approval of such product to compare the product to a competitor, to explore additional patient populations, or to further study any adverse events.
     1.48 “Product Trademarks” means any trademarks, trade dress (including packaging design), logos, slogans, and designs, whether or not registered in the Territory, used to identify or promote a Licensed Product in the Territory, but excluding any Kos House Marks and Jerini House Marks.
     1.49 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than product labels and package inserts) for marketing, advertising and promotion of the Licensed Products, including, without limitation, copyrights in any such materials and all designs, industrial designs, design patents, design registrations, design patent applications and URLs developed or used in connection with such materials, for use by (a) a sales representative or (b) in or on advertisements, web sites or direct mail pieces.
     1.50 “RAIL Field” means the treatment of any form of resistant ascites in liver cirrhosis.
     1.51 “R/A Field” means the RAIL Field and the Asthma Field.
     1.52 “Sanofi-Aventis” means Aventis Pharma Deutschland GmbH or any successor-in-interest thereof with respect to the Aventis Agreement.
     1.53 “Sublicense Agreement” means any agreement under which Kos grants an Affiliate or a Third Party a sublicense, option to sublicense, or grant of any other right relating to any Licensed Technology in accordance with Section 8.2 allowing an Affiliate or Third Party to Commercialize one or more Licensed Product.
     1.54 “Sublicensee” means any Third Party that has entered into a Sublicense Agreement.
     1.55 “"Term” has the meaning assigned to it in Section 13.1.
     1.56 “"Territory” means the United States and Canada.
     1.57 “Third Party” means any party other than Jerini, Kos, or their respective Affiliates.
     1.58 “Third Party Technology” means any Patents, Know-How, inventions, or other intellectual property owned or controlled by a Third Party but not Controlled by a Party or its Affiliates.
     1.59 “United States” means the United States of America, and any of its territories and possessions, including Puerto Rico.
     1.60 “Valid Claim” means any pending claim in any pending patent application within the Licensed Patents or any claim of any issued and unexpired patent within the Licensed Patents that has not been disclaimed or held invalid or unenforceable by judgment or decree entered in any judicial proceeding that is not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such applications.
     1.61 “Wülfing Manufacturing Agreement” means that certain Contract Manufacturing Agreement dated February 26, 2004 by and between Wülfing Pharma GmbH and Jerini AG.
2.	Management of Collaboration
     2.1 General. The Parties desire to establish three (3) committees to oversee the Parties’ collaboration under this Agreement and to facilitate communications between the Parties with respect to the development and commercialization of each Licensed Product. Each of such Committees will have the responsibilities and authority allocated to it in this Section 2.
     2.2 Joint Steering Committee. Promptly following the Effective Date, the Parties will create a joint steering committee (“JSC”). The tasks of the JSC will be (a) to oversee the development and commercialization of Licensed Product in the Territory, (b) to coordinate and delegate the activities of the other Committees, (c) to authorize the formation of additional committees, including, but not limited to, a technical operations committee if necessary, (d) to monitor the progress of and coordinate the activities undertaken pursuant to the Development Plan, (e) to review and approve the Marketing Plans and any updates or amendments thereto proposed by the JCC (as defined in Section 2.4), (f) to monitor the progress of, and coordinate the activities undertaken pursuant to, the Marketing Plans, (g) to review the product lifecycle plans for Licensed Products for the Territory, including indication and label expansions, new dosage forms, and new formulations or delivery systems, (h) to resolve disagreements arising in the other Committees, and (i) to take such other actions as are expressly delegated to the JSC in this Agreement. The JSC will have the membership and will operate by the procedures set forth in Section 2.5.
     2.3 Joint Development Committee. Promptly following the Effective Date, the Parties will create a joint development committee (“JDC”). The tasks of the JDC will be (a) to oversee the development of Licensed Products in the Territory, (b) to determine the development strategy for Licensed Products in the Territory, (c) to facilitate the management and implementation of the Parties’ development activities hereunder, (d) to review and approve updates and amendments to the Development Plan proposed by Jerini (with respect to development in the Angioedema Field) or by Kos (with respect to development in the R/A Field), and (e) to take such other actions as are expressly delegated to the JDC in this Agreement or by the JSC. The JDC will have the membership and will operate by the procedures set forth in Section 2.5.
     2.4 Joint Commercialization Committee. Promptly following the Effective Date, the Parties will create a joint commercialization committee (“JCC”). The tasks of the JCC will be (a) to oversee the Commercialization of Licensed Product in the Angioedema Field in the Territory, (b) to prepare and update the Marketing Plans by adapting, wherever applicable, Jerini’s global marketing and branding strategy for Licensed Product in the Angioedema Field to the market in the Territory (the full documentation of which strategy Jerini shall provide to Kos on or before December 1, 2005), (c) to prepare the pricing and reimbursement strategy, (d) to facilitate the management and implementation of the Parties’ Commercialization activities hereunder, and (e) to take such other actions as are expressly delegated to the JCC in this Agreement or by the JSC. The JCC will have the membership and will operate by the procedures set forth in Section 2.5.
     2.5 Membership and Procedures.
          2.5.1 Membership. Each Committee will be comprised of no more than six (6) members and each Party will designate an equal number of representatives with appropriate expertise to serve as members of each Committee. Each Party may replace its representatives on a Committee at any time upon written notice to the other Party.
          2.5.2 Chairpersons. Each Committee will be led by a chairperson selected in accordance with this Section 2.5.2. The chairperson will be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting of the applicable Committee. For each Committee, the Parties will alternate selecting the chairperson on a calendar year basis, at the end of each calendar year during the Term (other than calendar year 2005). The initial chairpersons will be selected as follows: (a) Kos will appoint the initial chairpersons for the JSC and the JCC, each of whose term will continue from the Effective Date until December 31, 2006; (b) Jerini will appoint the initial chairperson for the JDC, whose term will continue from the Effective Date until December 31, 2006.
          2.5.3 Meetings.
               (a) Each Committee will hold meetings at such times as it elects to do so, but in no event will meetings be held less frequently than quarterly (based upon the calendar year) through the first anniversary of the Effective Date and twice per year thereafter. Committee meetings may be held in person alternating between the US offices of Kos and the German offices of Jerini (or at other mutually agreeable locations) or by means of telecommunication (telephone, video, or web conferences); provided, that at least two meetings per year will be held in person, unless the Parties agree otherwise.
               (b) Other employees of each Party involved in the development, manufacture or Commercialization of Licensed Product but who are not members of a Committee may attend meetings of any Committee as nonvoting participants, and, with the consent of each Party (not to be unreasonably withheld or delayed), consultants, representatives, or advisors involved in the development, manufacture or commercialization of Licensed Product may attend meetings as nonvoting observers; provided, that such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in Section 12.
               (c) Each Party will be responsible for all of its own expenses of participating in each Committee. Following any Committee meeting, the applicable chairperson will be responsible for preparing and issuing minutes of such meeting within thirty (30) days thereafter. Such minutes will not be finalized until the chairperson and a representative of the other Party have reviewed and confirmed the accuracy of such minutes in writing; provided, that if the Parties cannot agree as to the content of the minutes, such minutes will be finalized to reflect such disagreement.
          2.5.4 Limitations of Powers. Each Committee will have only such powers as are specifically delegated to it hereunder or by the JSC. Without limiting the generality of the foregoing, no Committee will have any power to amend this Agreement, except for changes to the Development Plan and the Marketing Plan made in accordance with the decision making provisions of Section 2.6.
     2.6 Decision-Making.
          2.6.1 Subject to the terms of this Section 2.6, each Committee will take action by unanimous vote with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of the Parties. If a Committee fails to reach unanimous consent on a particular matter within thirty (30) days of a Party having requested a formal vote on such matter (such unresolved matter a “Disagreement”), then: (a) any Disagreement arising in the JDC or JCC will be referred to the JSC for resolution, and (b) any Disagreement arising in the JSC will be subject to the resolution procedures described in Section 2.6.2 below.
          2.6.2 In the event of a Disagreement arising in the JSC, either Party may provide written notice of such Disagreement (a “Notice of Disagreement”) to the Chief Executive Officer of the other Party. The Chief Executive Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the matter on which the JSC failed to reach unanimous consent and use their good faith efforts to resolve the Disagreement within thirty (30) days after receipt of the Notice of Disagreement by the applicable Chief Executive Officer of a Party.
          2.6.3 If any such Disagreement is not resolved by the Chief Executive Officers within such thirty (30) day period, then the Disagreement will be resolved as follows:

               (a) the Chief Executive Officer of * * * will have the authority, subject to Section 2.6.3(b) below, to finally resolve any Disagreement relating to (i) * * *, and (ii) * * *;
               (b) the Chief Executive Officer of * * * will have the authority to finally resolve any Disagreement relating to (i) * * *, and (ii) * * *;
          2.6.4 Neither Party will exercise its right to finally resolve a dispute at a committee in accordance with this Section 2.6 in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement.
          2.6.5 Notwithstanding this Section 2.6, any dispute regarding the interpretation of this Agreement or any alleged breach of this Agreement will be resolved in accordance with the terms of Section 16.4.
3. Development of Licensed Product
     3.1 Development Program.
          3.1.1 Development Plan.
               (a) The development of Licensed Product under this Agreement in each indication in the Licensed Field will be governed by a written plan agreed upon by the JDC (such plan, the “Development Plan”). The Development Plan will set forth the budgets, objectives, planned tasks, resource allocations and timelines for the conduct of the development activities with respect to Licensed Product in the Licensed Field in the Territory. The initial Development Plan is attached to this Agreement as Exhibit B. Subject to Section 12.9, Jerini will have the right to provide reports, summaries, and other information contained therein to Sanofi-Aventis to the extent required pursuant to Section 3.2 of the Aventis Agreement.
               (b) Within * * * following the Effective Date, and thereafter from time to time during the Term, the JDC will amend the Development Plan as may be necessary or appropriate to reflect the results of the development activities under this Agreement and the plans of the Parties for the development of Licensed Product in the Licensed Field in the Territory. Further, either Party may propose amendments to the Development Plan for consideration by the JDC. Any such proposal will include an updated budget for development expenses set forth in the Development Plan in order to reflect the proposed changes to the Development Plan. Upon receipt of a proposed change or amendment to the Development Plan, the JDC will promptly review such proposal and will update the Development Plan as it deems necessary and appropriate.
          3.1.2 Performance. Each Party will be responsible for the performance of the activities assigned to such Party in the Development Plan; provided, that unless otherwise agreed by the Parties, Jerini will perform the activities relating to the development of Licensed Product in the Angioedema Field, and Kos will perform the activities relating to the development of Licensed Product in the R/A Field. Each Party will use Commercially Reasonable Efforts to conduct such activities in a good scientific manner and in compliance in all material respects with all applicable laws. All efforts of a Party’s Affiliates, Third Party contractors and Sublicensees relating to a Party’s responsibilities hereunder will be considered efforts of such Party for the purpose of determining such Party’s compliance with its obligations under this Section 3.1.2.

          3.1.3 Records. All activities conducted by or on behalf of a Party in the Development Program will be completely and accurately recorded, in sufficient detail and in good scientific manner and according to the governing regulatory requirements such as GLP and GCP and archived as requested by regulatory regulations and separated from other parties work and distinct from other work being conducted by such Party. Each Party will also retain all records required by applicable law to be maintained in connection with the Development Program.
          3.1.4 Expenses.
               (a) Jerini will perform * * * the Development Program in connection with the development of each Licensed Product in the Angioedema Field in each country in the Territory until receipt of Marketing Approval for such Licensed Product in such country having the applicable indication in the Angioedema Field and any other conditions for approval stipulated in the approval letter. * * * (i) * * * Jerini to perform Phase IV Clinical Trials other than those required by the FDA as a condition of granting Marketing Approval for a Licensed Product in the Angioedema Field, or (ii) * * * Jerini to establish early access or compassionate use programs with a Licensed Product in the Angioedema Field that are not included in the Development Plan as of the Effective Date.
               (b) Kos will perform * * * the Development Program in connection with the development of each Licensed Product in the R/A Field for each country in the Territory.
     3.2 Progress Reports. Each Party will inform the JDC of the performance of the Development Plan through quarterly progress reports submitted in writing to the JDC. In addition, at any time upon either Party’s request, the Parties will exchange copies of any final reports of any clinical studies performed by the Parties, and any other information or data reasonably requested by a Party relating to the Development Plan.
     3.3 Diligence.
          3.3.1 Angioedema Field. Jerini will use its Commercially Reasonable Efforts to develop and obtain Marketing Approval of one or more Licensed Products in the Angioedema Field in the Territory.
          3.3.2 R/A Field.
               (a) Kos will use its Commercially Reasonable Efforts to develop and obtain Marketing Approval of (ii) one or more Licensed Products in the RAIL Field in both countries of the Territory, and (ii) one or more Licensed Products in the Asthma Field in both countries of the Territory.
               (b) The portion of the license contained in Section 8.1 of this Agreement relating to the RAIL Field may be terminated by Jerini * * * to Kos: (i) after * * * if Kos has not initiated the first Phase II Clinical Trial of the Licensed Product in the RAIL Field by such date, (ii) following final study results of the first Phase II Clinical Trial of the Licensed Product in the RAIL Field, at the end of any * * * period during which Kos is not performing clinical trials with respect to Licensed Products in the RAIL Field, or (iii) at any time after completion of the clinical trials referenced in clause (ii) of this subsection, if Kos fails to use its Commercially Reasonable Efforts to obtain Marketing Approval of one or more Licensed Products in the RAIL Field as provided in Section 3.3.2(a) above; provided, that, in the case of either (i), (ii) or (iii), Kos has not commenced such activities or efforts * * * * * * from Jerini to Kos under this subsection; and further provided, that the time periods for Kos’s obligations hereunder shall be extended if (and to the extent that) Jerini does not deliver in a timely manner Licensed Product in accordance with the terms of the Supply Agreement.
               (c) The portion of the license contained in Section 8.1 of this Agreement relating to the Asthma Field may be terminated by Jerini * * * to Kos: (i) after * * * if Kos has not initiated the first clinical trial of the Licensed Product in the Asthma Field by such date, (ii) following commencement of the first clinical trial of the Licensed Product in the Asthma Field, at the end of * * * during which Kos is not performing clinical trials with respect to Licensed Products in the Asthma Field, or (iii) at any time after completion of the clinical trials referenced in clause (ii) of this subsection, if Kos fails to use its Commercially Reasonable Efforts to obtain Marketing Approval of one or more Licensed Products in the Asthma Field as provided in Section 3.3.2(a) above; provided, that, in the case of either (i), (ii) or (iii), Kos has not commenced such activities or efforts * * * from Jerini to Kos under this subsection; and further provided, that the time periods for Kos’s obligations hereunder shall be extended if (and to the extent that) Jerini does not deliver in a timely manner Licensed Product in accordance with the terms of the Supply Agreement.
               (d) A partial termination of the license pursuant to the respective subsections of this Section will be, notwithstanding any other provision of this Agreement to the contrary, * * *.
     3.4 Third Party Technology.
          3.4.1 Obtained by Jerini. If after the Effective Date Jerini or any of its Affiliates (i) acquires an assignment of, or license under, Third Party Technology (other than Blocking Patents) for use in connection with the research, development, Commercialization or manufacture of Licensed Products in or for the Territory, and (ii) would be subject to payment obligations to such Third Party on account of Kos’s exploitation of such Third Party Technology in connection with the research, development, Commercialization or manufacture of Licensed Products in or for the Territory, then Jerini will promptly provide Kos with written notice of such acquisition and the additional financial terms to which Jerini would be subject if Kos were to exploit a license under such Third Party Technology; provided, that in the case of a worldwide assignment or license of such Third Party Technology, in no event will such terms provide for an * * * with respect to the development and Commercialization of the Licensed Product in the Territory except with the prior agreement of Kos. If Kos desires to obtain such license, this Agreement will be deemed amended to reflect such additional financial terms and to provide that the applicable Know-How, data, or filings will be included in “Licensed Know-How” under this Agreement and any applicable Patents will be included in “Licensed Patents” under this Agreement.
          3.4.2 Obtained by Kos. If after the Effective Date Kos or any of its Affiliates (i) acquires an assignment of, or license under, Third Party Technology (other than Blocking Patents) for use in connection with the research, development, Commercialization or manufacture of Licensed Products in the R/A Field outside the Territory, and (ii) would be subject to payment obligations to such Third Party on account of Jerini’s exploitation of such Third Party Technology in connection with the research, development, Commercialization or manufacture of Licensed Products outside the Territory, then Kos will `vide Jerini with written notice of such acquisition and the additional financial terms to which Kos would be subject if Jerini were to exploit such license; provided, that in the case of a worldwide assignment or license of such Third Party Technology, in no event will such terms provide for an * * * with respect to the development and Commercialization of the Licensed Product outside the Territory except with the prior agreement of Jerini. If Jerini desires to obtain such license, this Agreement will be deemed amended to reflect such additional financial terms and to provide that the applicable Know-How, data, or filings will be deemed “Kos Inventions” under this Agreement.
          3.4.3 Blocking Patents. If Kos determines that it is necessary to obtain a license or other rights to one or more Blocking Patents for the research, development, manufacture or Commercialization of any Licensed Product in or for the Territory, then Kos will be solely responsible for obtaining such license. * * * under this Agreement, as described in further detail in Section 7.5.3 of this Agreement.
4. Regulatory Matters
     4.1 Responsibility for Regulatory Affairs.
          4.1.1 Angioedema Field.
               (a) Unless otherwise agreed in writing by the Parties, Jerini will be responsible for all regulatory affairs relating to Licensed Product in the Angioedema Field in both countries of the Territory, including preparing and submitting NDAs and seeking Marketing Approvals in accordance with the applicable Development Plan and preparing all reports necessary as part of any NDA. All such NDAs and Marketing Approvals will be filed and held in the name of Jerini.
               (b) Subject to the provisions governing pharmacovigilance in Section 4.5 of this Agreement and the agreements contemplated in Section 4.5 of this Agreement, Jerini will consult in advance with Kos with respect to any filings to be made by Jerini in accordance with the terms of this Section 4.1.1 (including INDs and NDAs) and with respect to material and substantive correspondence with regulatory authorities (including proposed responses to inquiries received from regulatory authorities), and will consider in good faith any comments Kos may have with respect to any such filings and responses; provided, that Kos will provide such comments (if any) within 5 Business Days following receipt of the proposed correspondence from Jerini.
          4.1.2 R/A Field.
               (a) Unless otherwise agreed in writing by the Parties, Kos will be responsible for all regulatory affairs relating to Licensed Products in the R/A Field in both countries of the Territory in accordance with the applicable Development Plan, including preparing and submitting NDAs and seeking Marketing Approvals in accordance with the applicable Development Plan and preparing all reports necessary as part of any NDA. All such NDAs and Marketing Approvals will be filed and held in the name of Kos.
               (b) Subject to the provisions governing pharmacovigilance in Section 4.5 of this Agreement and the agreements contemplated in Section 4.5 of this Agreement, Kos will consult in advance with Jerini with respect to any filings to be made by Kos in accordance with the terms of this Section

4.1.2 (including INDs and NDAs) and with respect to material and substantive correspondence with regulatory authorities (including proposed responses to inquiries received from regulatory authorities), and will consider in good faith any comments Jerini may have with respect to any such filings and responses; provided, that Jerini will provide such comments (if any) within 5 Business Days following receipt of the proposed correspondence from Kos.
     4.2 Access, Use and Reference Rights to Data and Filings.
          4.2.1 Access to Data. Upon the filing of any NDA by a Party for Licensed Product in the Territory, such Party will provide the other Party with unlimited access to an electronic version of (i) any clinical safety data maintained or otherwise Controlled by such Party, and (ii) any clinical efficacy data relating to the Licensed Field and maintained or otherwise Controlled by such Party (to the extent it is technically feasible for such Party to segregate such data by indication and protect the confidentiality of information related to indications outside the Licensed Field), in each case for the purpose of promoting and commercializing Licensed Products in accordance with the terms and conditions of this Agreement. Jerini agrees to use its Commercially Reasonable Efforts to have such data segregated by indication from the outset or to segregate such data subsequently and to protect the confidentiality of information related to indications outside the Licensed Field.
          4.2.2 Grant by Jerini. During the Term, Jerini will provide to Kos access during regular business hours and at mutually agreeable times to all other data (including pre-clinical and clinical data and data) and all filings (including IND and NDA dossiers) with respect to Icatibant and Licensed Product applicable to the Licensed Field and that are Controlled by Jerini. Further, Jerini hereby grants Kos the right to use and reference all data (including pre-clinical and clinical data) and regulatory filings and approvals Controlled by Jerini relating to Licensed Product in the Licensed Field (including any NDAs or MAAs) for the purpose of developing and commercializing Licensed Product in the Licensed Field and in the Territory in accordance with the terms of this Agreement (including in Kos’s regulatory filings for the Licensed Product in the Territory). Such right of reference will be transferable to Kos’s Affiliates and Sublicensees. To the extent that any such data or regulatory filings are held by a Third Party, Jerini will arrange direct access to the portions of such data and regulatory filings that are relevant to the activities of Kos contemplated by this Agreement. Further, upon request of Kos, Jerini will make available necessary personnel to participate in meetings with regulatory authorities within the Territory as may be required by Kos in connection with the development and obtaining Marketing Approval of Licensed Products in the Territory in the R/A Field;* * *. Any information obtained by Kos pursuant to this Section 4.2.2 will be deemed Confidential Information of Jerini.
          4.2.3 Grant by Kos. During the Term, Kos will provide to Jerini access during regular business hours and at mutually agreeable times to all data (including pre-clinical and clinical data) and all filings (including IND and NDA dossiers) with respect to Icatibant and Licensed Product applicable to the Licensed Field and that are Controlled by Kos. Further, Kos hereby grants Jerini the right to use and reference all data (including pre-clinical and clinical data) and regulatory filings Controlled by Kos relating to Licensed Product for the purpose of developing and commercializing Licensed Products in the Angioedema Field in the Territory and developing and commercializing Licensed Products outside the Territory. * * *. To the extent that any such data, regulatory filings or regulatory communications are held by a Third Party, then Kos will arrange direct access to the portions of such data and regulatory filings that are relevant to such activities. Further, upon request of Jerini, Kos will make available its personnel to participate in meetings with regulatory authorities in countries outside the Territory as may be required by Jerini in connection with the development and obtaining Marketing Approval of Licensed Products in such countries;* * * . Any information obtained by Jerini pursuant to this Section 4.2.3 will be deemed Confidential Information of Kos.
     4.3 Correspondence and Meetings with Regulatory Authorities.
          4.3.1 Each Party will promptly provide the other Party with copies of any correspondence received from or sent to any governmental authority that is: (i) required to be provided to such other Party under applicable laws, regulations, or guidelines, or (ii) material to Icatibant or the development or Commercialization of any Licensed Product in the Licensed Field in the Territory (with respect to correspondence to be provided to Kos) or outside the Territory (with respect to correspondence to be provided to Jerini).
          4.3.2 The Party responsible for preparing and filing the NDA for Licensed Product developed in the Licensed Field as provided in Section 4.1 (the “Responsible Party”) will provide the other Party with reasonable notice of any meeting or substantive or material conference call with any governmental authority relating to any NDA or Marketing Approval for Licensed Product in the Territory, and such other Party will have the right to have one representative participate in any such meeting or material conference call as a silent observer as well as have the right to participate in all substantive or material preparation, internal caucus, and debriefing sessions related to such meetings or conference calls. If it is not possible to provide such other Party notice of any such meeting or conference call, the Responsible Party will immediately thereafter provide such other Party with a reasonably detailed summary of any such meeting or conference call. The Responsible Party will promptly, but in no event more than two (2) Business Days after receipt, furnish the other Party with copies of all substantive or material documents or correspondence that the Responsible Party has had with or receives from any governmental authority, and contact reports concerning substantive or material conversations or substantive meetings with any governmental authority, in each case relating to any NDA or Marketing Approval (including without limitation any minutes from a meeting with respect thereto).
     4.4 Recalls and Withdrawals.
          4.4.1 As used in this Section 4.4, “recall” means a safety recall of one or more lots of Licensed Product due to concerns specific to such lots, and “withdrawal” means the removal of a Licensed Product from the market entirely.
          4.4.2 If any governmental authority informs a Party that it proposes or plans to initiate any action to require a recall or withdrawal of a Licensed Product from the market, the Party receiving such information will notify the other Party no later than one (1) Business Day after receipt of such information.
          4.4.3 * * * , in good faith and in consultation with the JSC, to initiate a recall or withdrawal of Licensed Product in * * * in the Territory. * * * may decide, in good faith and in consultation with the JSC, to initiate a recall or withdrawal of Licensed Product * * * in the Territory.
          4.4.4 Before * * * a recall or withdrawal pursuant to Section 4.4.3, or upon the request for a recall or withdrawal by the other Party, the Parties will promptly and in good faith discuss the reasons therefor. Each Party will provide to the other Party without delay any information or documentation based on which it determines that a Licensed Product should be recalled or withdrawn. Under no circumstances will either Party unreasonably object to a recall or withdrawal requested by the other Party, and neither Party will have any right to object to a recall or withdrawal requested by the other Party for failure of a Licensed Product to meet the applicable specifications, for material safety concerns, or for the manufacture of such Licensed Product in a manner that does not comply with applicable laws. In the event of any recall or withdrawal for Licensed Product in the Territory, Kos will implement any necessary action, with assistance from Jerini as reasonably requested by Kos
          4.4.5 Where and to the extent that the need for a recall is necessitated by negligence or a failure on the part of either Party to comply with any of its obligations under this Agreement or applicable law, or is otherwise due to any defect or condition of the Licensed Products that is the responsibility of such Party hereunder,* * * . Where and to the extent that the need for a withdrawal is necessitated of the Licensed Products,* * *.
     4.5 Pharmacovigilance. The Parties will exchange all pharmacovigilance relevant information while any Licensed Product is under development pursuant to a separate pharmacovigilance agreement to be executed within * * * after the Effective Date. * * * will have responsibility for tracking and filings and, * * * prior to the anticipated First Commercial Sale of any Licensed Product hereunder, the Parties’ respective pharmacovigilance departments will meet and determine the approach otherwise to be taken for the collection, review and assessment of information related to adverse events associated with Licensed Product. Such approach will be documented in a separate and appropriate written pharmacovigilance agreement between the Parties which will be negotiated by the Parties in good faith. Any such pharmacovigilance agreements will be harmonized with the terms of the pharmacovigilance agreement between Jerini and Sanofi-Aventis such that Jerini can comply with its reporting obligations under such agreement with Sanofi-Aventis.
     4.6 Regulatory Obligations during Commercialization.
          4.6.1 Angioedema Field. As between the Parties, Jerini will * * * all regulatory filings and Marketing Approvals for Licensed Product developed pursuant to this Agreement for the Angioedema Field in both countries of the Territory, including all INDs and NDAs. As between the Parties, Jerini will be solely responsible for all activities in connection with maintaining such Marketing Approvals and other regulatory approvals required for the Commercialization and manufacture of Licensed Product in the Angioedema Field, including communicating and preparing and filing all reports (including adverse drug experience reports) with the applicable regulatory authorities, as described in further detail in this Section 4.
          4.6.2 R/A Field. As between the Parties, Kos will * * * all regulatory filings and Marketing Approvals for Licensed Product developed pursuant to this Agreement for the R/A Field in both countries of the Territory, including all INDs and NDAs. As between the Parties, Kos will be solely responsible for all activities in connection with maintaining such Marketing Approvals and other regulatory approvals required for the Commercialization and manufacture of Licensed Product in the R/A Field in the Territory, including communicating and preparing and filing all reports (including adverse drug experience reports) with the applicable regulatory authorities, as described in further detail in this Section 4.
     4.7 HSR Act.
          4.7.1 To the extent required by the HSR Act, each Party will (i) file or cause to be filed, as promptly as practicable after the date hereof, but in no event later than the tenth Business Day thereafter, with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”), all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the FTC or DOJ for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act will expire as soon as practicable after the date hereof. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. * * *.
          4.7.2 * * *, to the extent then required the HSR Act, each Party will (i) file or cause to be filed, as promptly as practicable, with the FTC and the DOJ, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the FTC or DOJ for additional information concerning such transactions, in each case so that the waiting period applicable to the effectiveness of the transfer of manufacturing rights contemplated hereby under the HSR Act will expire as soon as practicable. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. * * *.
5. Commercialization of Licensed Product
     5.1 Marketing Plans.
          5.1.1 * * * will prepare, and the JCC will review and approve, written launch and annual marketing plans, including sales forecasts and product orders, with respect to the Commercialization of each Licensed Product in the Licensed Field in the Territory (each a “Marketing Plan”), and any amendments or updates thereto. The initial Marketing Plan for Commercialization of Licensed Product in the Angioedema Field is attached to this Agreement as Exhibit C, and will be updated by * * * and submitted to the JCC for review and approval within * * * under Section 2.4. Promptly after the initiation of the first Phase III Clinical Trial in a particular country in the Territory, * * * will prepare, and the JCC will review and approve, the Marketing Plan for Commercialization of Licensed Product in the R/A Field in such country; provided, that each such Marketing Plan will be finalized no later than * * * prior to the planned First Commercial Sale of such Licensed Product in such country.
          5.1.2 Each Marketing Plan will include, at a minimum, projections of the following:* * *.
     5.2 Marketing Activities.
          5.2.1 * * * will prepare in consultation with * * *, and the JCC will review and approve, the following: (i) the programs for training the medical liaison personnel as well as product managers and all marketing and sales force personnel; (ii) the plan for medical marketing activities; (iii) any materials related to: promotion, conferences, conventions, grants, paid speakers, life cycle management, health economic studies, journal & magazine advertisement, website marketing, etc. for the Licensed Product; (iv) annual rolling forecasts of sales, market growth and market share of the Licensed Product; (v) the proposed number of sales representatives, product managers, and medical liaison personnel; and (vi) a proposal for the selection of a public relations and marketing agency to assist in the marketing of Licensed Product.

          5.2.2 * * * will use its Commercially Reasonable Efforts to: (i) * * * (iii) perform a market and positioning study, (iv) with respect to the Angioedema Field* * * ; (v) deploy the sales force and detailing of Licensed Product at the priority established in the Marketing Plans; (vi) * * *; (vii) establish a process for handling returns of defective or expired Licensed Product; (viii) * * * *.
          5.2.3 * * * will use its Commercially Reasonable Efforts, in consultation with * * *, to develop the packaging design, and will have the right to visit customers, key opinion leaders, physicians, and patient organizations with * * * and upon no less than two (2) Business Days’ prior notice, * * *.
          5.2.4 * * * : (a) participate in any related launch event, (b) train the product managers, medical liaison personnel as well as the sales representatives involved in the detailing of the Licensed Product in accordance with the training programs approved by the JCC, (c) organize and hold meetings with key opinion leaders and patient organizations, and (d) present at conferences and have conference booths with representatives of both Parties and designed to display the Jerini House Marks and Kos House Marks with equal prominence to the extent such presentation or booth is related to Licensed Products and to the extent of the prominence of Licensed Products at such presentation or booth.
     5.3 Performance.
          5.3.1 Kos will report to Jerini sales in the Territory (a) * * * for the * * * following the First Commercial Sale of the Licensed Product, and (b) on * * * basis for the remainder of the Term. If at any time after the first * * * following the First Commercial Sale of the Licensed Product by Kos or its Affiliate, the sales performance, market growth or market share of Licensed Product in the Angioedema Field in the United States * * * *.
          5.3.2 If (i) * * * implements any or all of the remedial measures outlined in Section 5.3.1 for at least* * *, (ii) such measures do not yield a reasonably acceptable improvement in the performance of Licensed Product in the market, * * *, and (iii) * * *. Promptly after receipt of such notice and prior to the expiration of the sixty (60)-day notice period, the * * * will amend the Marketing Plan for the applicable Licensed Product to * * *: provided, that Jerini will have the right to * * *. As used in this Section 5.3.2, “Major Market Country” means any of the following countries: * * *.
     5.4 Allocation of Commercialization Costs. * * * related to the Commercialization of the Licensed Product in the Licensed Field in accordance with the Marketing Plan, except that * * * own employees engaged in the marketing and promotion of Licensed Product.
     5.5 Branding; Trademarks; Trade Dress; Logos.
          5.5.1 At the request of Jerini, Kos will, to the extent permitted by law and customary to local trade and practice, include one or more Jerini House Marks designated by Jerini (each, a “Designated Jerini Trademark”) in relevant information disclosed publicly by Kos relating to this Agreement or a Licensed Product, in the form of Licensed Product-related websites and seminar and conference posters regarding this Agreement or a Licensed Product.
          5.5.2 Unless the Parties otherwise agree, the Product Trademarks for use on or in connection with Licensed Product will be the same as utilized by Jerini outside the Territory.

If any such trademark is unavailable for use in the Territory, Jerini will select, subject to Kos’s consent, alternative Product Trademarks for use on or in connection with Licensed Product. Except as expressly set forth herein, Jerini will be the sole owner of the Product Trademarks. Jerini will be responsible for the filing, prosecution, maintenance and defense of all registrations of the Product Trademarks, and will be responsible for the payment of any costs relating to filing, prosecution, maintenance and defense of the Product Trademarks in the Territory.
          5.5.3 Subject to the provisions of Section 5.5.1 above and except for the use of Kos House Marks, Kos will market, promote, sell and distribute the Licensed Products under the Product Trademarks only, unless the Parties agree otherwise in writing.
          5.5.4 In connection with the use of any Product Trademarks or any Designated Jerini Trademark, Kos will (a) place the appropriate trademark symbol, such as TM or ®, adjacent to any Product Trademark or Designated Jerini Trademark and (b) not use such Product Trademark or Designated Jerini Trademark in the plural or possessive form. Kos recognizes and agrees that such steps are necessary to protect and enhance the value and goodwill of the Product Trademarks or any Designated Jerini Trademark. Jerini will have the right to review any Licensed Product promotional materials and any labels or packaging materials prepared by or for Kos that bear any Product Trademarks or any Designated Jerini Trademark in order to confirm that such trademarks are being used in all material respects in accordance with the terms of this Section 5.5.4. Any such review will take place within five (5) Business Days of a written request by Kos. In the event Jerini fails to provide a written notice of non-compliance within such five (5) Business Day period, such promotional materials, labels or packaging materials will be deemed approved. Upon written notice of non-compliance from Jerini to Kos, Kos will use its Commercially Reasonable Efforts to modify the applicable Licensed Product promotional materials, labels, or packaging materials to make them comply with the terms of this Section 5.5.4.
          5.5.5 Jerini reserves all rights in the Product Trademarks and the Jerini House Marks not expressly granted to Kos in this Agreement. Kos acknowledges Jerini’s exclusive right, title and interest in and to the Product Trademarks and Jerini House Marks and acknowledges that nothing herein will be construed to accord to Kos any rights in such trademarks except as expressly provided herein. Kos further acknowledges that its use of the Product Trademarks and Jerini House Marks will not create in Kos any right, title or interest in such trademarks, and that all use of such trademarks and the goodwill generated thereby will inure solely to the benefit of Jerini. Kos agrees not to use or file any application to register any trademark or trade name that is confusingly similar to any Product Trademark or Jerini House Mark.
          5.5.6 Kos reserves all rights in the Kos House Marks. Jerini acknowledges Kos’s exclusive right, title and interest in and to the Kos House Marks and acknowledges that nothing herein will be construed to accord to Jerini any rights in such trademarks. Jerini agrees not to use or file any application to register any trademark or trade name that is confusingly similar to any Kos House Mark.
          5.5.7 Kos hereby agrees not to take any legal or other action to attempt to oppose or cancel any Product Trademark; provided, that such Product Trademark does not infringe on any trademarks owned or controlled by Kos.

          5.5.8 Kos will own all right, title and interest in and to any Promotional Materials created by or on behalf of Kos (or its Affiliates) relating to the Licensed Product, but excluding the Product Trademark and any Jerini House Marks.
     5.6 Reporting. Kos will provide Jerini, within * * * following the end of * * *, a report setting forth * * *, or in such other form as Kos may regularly prepare for its own internal purposes, redacted for Confidential Information not related to Licensed Product.
     5.7 Diligence in Commercialization. Kos will launch each Licensed Product in the Territory in accordance with the applicable Marketing Plan. * * *, the JCC will agree on a launch date, which date will be no later than * * * after the date of such Marketing Approval, unless otherwise agreed by the Parties. Kos will use Commercially Reasonable Efforts to Commercialize Licensed Product. All efforts of Kos’s Affiliates, Third Party contractors and Sublicensees will be considered efforts of Kos for the purpose of determining Kos’s compliance with its obligations under this Section 5.7.
     5.8 * * *.
     5.9 Provisions Applicable to Sales Representatives.
          5.9.1 Kos will instruct and monitor its sales representatives to ensure that such sales representatives: (a) use only promotional materials, samples, and literature approved for use by the JCC for the promotion of Licensed Product; (b) limit claims of efficacy and safety for Licensed Product to those that are consistent with approved promotional claims contained in the Marketing Plan for such Licensed Product, and with product labeling for Licensed Product as approved by the FDA; (c) use promotional materials and samples in a manner that is consistent with the Marketing Plan, with applicable law, and with the product labeling for Licensed Product as approved by the FDA; and (d) promote Licensed Product in adherence in all material respects with all laws and regulations.
          5.9.2 Kos will use, and will ensure that its sales representatives will use, samples of Licensed Product strictly in accordance with the then-current applicable Marketing Plan and distribute samples in full compliance with all applicable laws, including the requirements of the Pharmaceutical Drug Marketing Act. Specifically, Kos will establish, maintain and adhere to written procedures to assure that Kos and its sales representatives comply with all requirements of the Prescription Drug Marketing Act. Such procedures will include a requirement that Kos notify Jerini promptly upon learning that any samples have been lost or have not been received as scheduled. Kos will maintain records as required by the Pharmaceutical Drug Marketing Act and all other applicable laws and will allow representatives of Jerini to inspect such records during Kos’s regular business hours, upon reasonable advance written request and subject to Jerini’s obligations set forth in Section 12 herein; provided, that Jerini will be permitted only * * * such inspection during any * * * period.
          5.9.3 Upon reasonable advance written notice to Kos, during Kos’s regular business hours and subject to Jerini’s obligations set forth in Section 12 herein, Jerini will be entitled to conduct an inspection and audit of Kos’s sample distribution practices by its sales representatives in the Territory; provided, that Jerini will be permitted only * * * such inspection during any * * * period.
          5.9.4 Kos will ensure that its sales representatives are informed of all applicable obligations and policies relating to the performance of this Agreement and are bound to comply with same, and will be solely responsible for its acts and omissions and for those acts or omissions of its sales representatives while performing any of the services to be provided under this Agreement.
     5.10 Compliance with Laws. Each Party or its permitted Third Party contractors will perform its responsibilities under this Section 5, including those set forth in a Marketing Plan, in accordance with all applicable laws.
6. Manufacture of Licensed Product
     6.1 Manufacturing and Supply Agreement. The Parties will negotiate in good faith and enter into a manufacture and supply agreement (the “Supply Agreement”) on or before * * *. The Supply Agreement will incorporate the terms set forth in the Term Sheet attached hereto as Exhibit G and such other terms and conditions as are customary for such an agreement. * * *.
     6.2 Manufacture and Supply in R/A Field. Unless otherwise agreed by the Parties, Jerini will use Commercially Reasonable Efforts to manufacture, or arrange for a Third Party (acceptable to Kos) to manufacture and supply Licensed Product in the R/A Field for use in the next Phase II Clinical Trial in accordance with the applicable Development Plan. The responsibility for the manufacture of additional clinical and commercial supplies of Licensed Product in the R/A Field will be discussed and agreed upon by the Parties in the Supply Agreement.
7. Financial Terms
     7.1 Initial License Fee. Kos will pay to Jerini a non-creditable, non-refundable initial license fee of €12,000,000 (as converted into US Dollars based on at the rate of exchange calculated using the exchange rate quoted in the Wall Street Journal on the first Business Day after the Execution Date) within two Business Days after the Effective Date.
     7.2 Milestone Payments in Angioedema Field. Kos will pay to Jerini the following non-creditable, non-refundable payments within * * * following the achievement of the corresponding events described in the table below with respect to Licensed Products in the Angioedema Field.
Hereditary Angioedema

	Milestone Event	Milestone Payment
1.
Receipt of Marketing Approval for * * * which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment)
US$* * *

	Milestone Event	Milestone Payment
2a.	If * * *, agreed to the development of an * * *:	US$* * *

* * *, which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment)

2b.	* * * and provided that such Additional Formulation Product will have * * * years of market exclusivity after the date of First Commercial Sale in the United States:	US$* * *

* * *, which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment) and * * * (provided that such achievement results in additional Net Sales of more than US$* * * in the first year after the First Commercial Sale thereof in the United States)

Drug-Induced Angioedema

	Milestone Event	Milestone Payment
1.
Receipt of Marketing Approval * * *, which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment)
US$* * *

2a.	* * *:	US$* * *

* * *, which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment)

2b.	If * * *, Product proposed by Jerini and provided that such Additional Formulation Product will have * * * years of market exclusivity after the date of First Commercial Sale in the United States:	US$* * *

* * *, which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment) and achievement of * * * (provided that such achievement results in additional Net Sales of more than US$* * * in the first year after the First Commercial Sale thereof in the United States)

Other Angioedema Indications

	Milestone Event	Milestone Payment
1a.	If Kos, through its representation on the JDC, agreed to * * *:	US$* * *

* * *, which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment)

1b.	* * * and provided that the Licensed Product for such indication will have * * * of market exclusivity after the date of First Commercial Sale in the United States:	US$* * *

* * *, which Marketing Approval provides for an expiration dating period based on a shelf life of at least * * * (whether such period is included in the initial Marketing Approval or by a subsequent amendment) and * * * (provided that such achievement results in additional Net Sales of more than * * * in the first year after the First Commercial Sale thereof in the United States)

     7.3 Milestone Payments in R/A Field. Kos will pay to Jerini the following non-creditable, non-refundable payments within * * * following the achievement of the corresponding events described in the table below with respect to Licensed Products in the R/A Field.

	Milestone Event	Milestone Payment
1.	Receipt of Marketing Approval of * * *	US$* * *

2.	Receipt of Marketing Approval of * * *	US$* * *
     7.4 Sales Milestone Payment. Kos will pay to Jerini a one-time, non-creditable, non-refundable payment of * * * within * * * following the end of the first calendar year during which aggregate annual Net Sales of the first Licensed Product in the Territory was at least * * * for such year.
     7.5 Royalties.
          7.5.1 Royalty Rates. Kos will pay to Jerini a royalty on Net Sales of Licensed Product by Kos, its Affiliates and Sublicensees as follows:
               (i) * * *% of the portion of aggregate Net Sales of Licensed Product in the Territory in the Angioedema Field during a calendar year that is equal to or less than US$* * * during such calendar year; and
               (ii) * * *% of the portion of aggregate Net Sales of Licensed Product in the Territory in the Angioedema Field during a calendar year that exceeds US$* * * during such calendar year; and
               (iii) * * *% of the portion of aggregate Net Sales of Licensed Product in the Territory in the R/A Field during a calendar year that is equal to or less than US$* * * during such calendar year; and
               (iv) * * *% of the portion of aggregate Net Sales of Licensed Product in the Territory in the R/A Field during a calendar year that exceeds US$* * * but is equal to or less than US$* * * during such calendar year; and
               (v) * * *% of the portion of aggregate Net Sales of Licensed Product in the Territory in the R/A Field during such calendar year that exceeds US$* * *.
          7.5.2 Royalty Term. Kos’s royalty payment obligations under this Section 7.5 will commence upon the First Commercial Sale of a particular Licensed Product in the Territory by Kos or any of its Affiliates or Sublicensees and will expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the period commencing upon First Commercial Sale of the applicable Licensed Product in the Territory and ending upon the later of: (a) expiration of the last-to-expire Valid Claim of the Licensed Patents in the applicable country that, but for the licenses granted in this Agreement, would be infringed by Kos’s manufacture, use or sale of such Licensed Product in such country and (b) * * * after the First Commercial Sale of such Licensed Product by Kos or any of its Affiliates of Sublicensees in such country (the “Royalty Term”).
          7.5.3 Royalty Reductions.
               (a) Blocking Patents. If Kos or an Affiliate obtains a license, or otherwise obtains rights, to Blocking Patents with respect to a Licensed Product pursuant to the terms of Section 3.4.3, * * * with respect to the development or Commercialization of such Licensed Product in such country; provided, that in no event will * * *.
               (b) Generic Sales. With respect to any particular Licensed Product and country in the Territory, if in any * * * period the amount of Third Party sales of a * * * exceeds * * * of the total sales volume in such country (measured on a unit basis) of such Licensed Product and such* * *, considered in the aggregate, then the royalty rate which would otherwise apply to Net Sales of such Licensed Product during such calendar quarter will be reduced to the lesser of (i) * * * or (ii) * * *. The amount of sales of products, for calculations to be made pursuant to this Section 7.5.3(b), will be ascertained by reputable published marketing data for the applicable country or as otherwise mutually agreed. As used in this Section 7.5.3(b), * * *.
     7.6 Payments by Jerini in R/A Field. Jerini will make the payments set forth in this Section 7.6 with respect to each Jerini R/A Product.
          7.6.1 Milestone Payments. Jerini will pay to Kos the following non-creditable, non-refundable payments within * * * following the achievement of the corresponding events described in the table below.

	Milestone Event	Milestone Payment
1.	Submission of an MAA for approval of * * *	US$* * *

2.	Receipt of Marketing Approval of * * *	US$* * *
          7.6.2 Royalties. Jerini will pay to Kos a royalty on Net Sales of Jerini R/A Product by Jerini or any of its Affiliates, licensees or sublicensees outside the Territory in the R/A Field, as follows:
               (i) * * *% of such Net Sales by Jerini or its Affiliates; and
               (ii) * * *% of such Net Sales by Jerini’s Sublicensees.
          7.6.3 Royalty Term. Jerini’s royalty payment obligations under Section 7.6.2 will commence upon the First Commercial Sale of a particular Jerini R/A Product in a particular country outside the Territory by Jerini or any of its Affiliates or sublicensees, and will expire on a Jerini R/A Product-by-Jerini R/A Product and country-by-country basis upon the expiration of the period commencing upon First Commercial Sale of the applicable Jerini R/A Product in a particular country outside the Territory and ending upon the later of: (a) the expiration of the last-to-expire Valid Claim of the Licensed Patents claiming an Assigned Invention assigned by Kos to Jerini pursuant to Section 10.2, that would be infringed by the manufacture, use or sale of such Jerini R/A Product in such country by an unlicensed Third Party, and (b) * * * after the First Commercial Sale of such Jerini R/A Product by Jerini or any of its Affiliates, licensees or sublicensees in such country (the “Jerini Royalty Term”).
     7.7 Payments.
          7.7.1 Payment Timing. The Party owing a royalty pursuant to Section 7.5 or 7.6 (“Payor”) will make royalty payments to the other Party (“Payee”) within * * * of the last day of * * * for which such payments are due. Payor will accompany each payment of royalties under this Agreement with a report setting forth the amount of gross sales of each Licensed Product, a calculation of Net Sales, any currency conversion rate used and a calculation of the amount of royalty payment due on such Net Sales.
          7.7.2 Payment Method. All amounts due hereunder will be paid by wire transfer in immediately available funds to an account designated by Payee. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to.* * *.
          7.7.3 Currency Conversion. For any currency conversion required in determining the amount of Net Sales and royalties due, such conversion will be made at the rate of exchange calculated using the arithmetic average of the spot rates on the last Business Day of each month of the applicable calendar quarter. The “closing mid-point” rates found in the Financial Times or any other publication as agreed to by Jerini and Sanofi-Aventis will be used as a source of spot rates to calculate the average as defined in the preceding sentence. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency will be computed by converting such amount as provided in this Section 7.7.3.

     7.8 Records; Audit.
          7.8.1 Records Retention. Each Party, its Affiliates and Sublicensees will maintain complete and accurate books, records and accounts in sufficient detail to confirm the accuracy of any payments required hereunder (the “Payment Records”), which books, records and accounts will be retained by the applicable party until * * * after the end of the period to which such books, records and accounts pertain. Kos will ensure that each Sublicense Agreement provides for record retention and audit rights corresponding to this Section 7.8 and permitting Jerini to have such Sublicensee’s Payment Records audited in accordance with provisions corresponding to this Section 7.8.
          7.8.2 Audit. Each Party will have the right to have an independent certified public accounting firm of internationally recognized standing to have access during normal business hours, and upon reasonable prior written notice, to such of the Payment Records of the audited party as may be reasonably necessary to verify the accuracy of information needed to calculate payments required hereunder for any * * * ending not more than * * * prior to the date of such request; provided, however, that a Party will not have the right to conduct more than * * * such audit in any * * * period. The accounting firm will disclose to the Parties (and, in the case of an audit initiated by Jerini, to Sanofi-Aventis) only whether the Net Sales reported by the audited Party are correct or incorrect and the specific details concerning any discrepancies. The auditing Party will bear all reasonable costs of such audit, unless the audit reveals a discrepancy in the audited Party’s favor of more than * * *, in which case the audited Party will bear the reasonable cost of the audit.
          7.8.3 Payment of Additional Amounts. If, based on the results of any audit, additional payments are owed to either Party under this Agreement, then the other Party will make such additional payments promptly after the accounting firm’s written report is delivered to both Parties.
          7.8.4 Termination of Rights. Except in the case of circumstances which would have prevented an error or anomaly from being disclosed during an audit performed under this Section 7.8, such as fraud, misrepresentation or other willful misconduct or gross negligence to provide accurate information, upon the expiration of * * * following the end of any calendar year, the calculation of royalties payable with respect to such year will be binding and conclusive upon each Party and the Party responsible for payment of royalties will be released from any liability or accountability with respect to royalties for such year.
          7.8.5 Confidentiality. Each Party will treat all information subject to review under this Section 7.8 in accordance with the provisions of Section 12 and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.
     7.9 Taxes.
          7.9.1 Withholding Taxes. Payee will be responsible for any income or other taxes owed by Payee or required by applicable law to be withheld or deducted from any of the royalty and other payments made by or on behalf of Payor to Payee hereunder (“Withholding Taxes”), and Payor may deduct from any amounts that Payor is required to pay to Payee hereunder an amount equal to such Withholding Taxes as relate to such payments. Payee will provide Payor any information available to Payee that is necessary to determine the Withholding

Taxes. Payor will pay such Withholding Taxes to the proper taxing authority for Payee’s account and will send evidence of such payment to Payee within one month of such payment. The Parties will do all such lawful acts and things and sign all such lawful deeds and documents as either Party may reasonably request from the other Party to enable Payee and Payor or its Affiliates or Sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to Payee hereunder without withholding or deducting any Withholding Taxes. Without limiting the immediately preceding sentence, Kos agrees that, with respect to any royalty or other payment made by or on behalf of Kos to Jerini hereunder after Kos has received both a properly executed Form W-9 from Jerini and such other documents as Kos determines are of a sufficient basis upon which Kos may rely to establish that Kos does not know or have reason to know that it is, by reason of this Agreement, a financed entity in a conduit financing arrangement (as such terms are defined by section 1.881-3 of the Treasury Regulations), Kos will not deduct or withhold any amount as Withholding Taxes for United States federal income tax purposes for the period during which such Form W-9 is in effect and during which Kos does not know or have reason to know that it is, by reason of this Agreement, a financed entity in a conduit financing arrangement.
          7.9.2 Additional Withholding Taxes. If, as a result of any change in the corporate status or location of Payor, or the permitted assignment of this Agreement by Payor, additional Withholding Taxes become due on payments from Payor or its permitted assignee to Payee that would not have been due absent such change in corporate status or location or permitted assignment, and Payee is not able to claim a credit or reimbursement for such tax, in whole or in part, then Payor will deduct Withholding Taxes in accordance with this Section 7.9, but will, in addition to the sums otherwise payable under this Agreement, pay to Payee such further sum as will ensure that, after deduction of Withholding Taxes on all such sums, the net amount received by Payee equals the amount that Payee would have received had the non-creditable or non-reimbursable amount of such additional Withholding Taxes not been deducted. To the extent that any such amount paid by Payor to Payee in accordance with this Section 7.9 is in fact subsequently able to be claimed by Payee as a credit or reimbursement for such tax otherwise deducted, then Payee will pay such amount to Payor.
8. Licenses; Intellectual Property Rights
     8.1 Licenses.
          8.1.1 Licensed Technology. Subject to the terms and conditions of this Agreement, Jerini hereby grants to Kos (a) an exclusive (even as to Jerini), royalty-bearing license under the Licensed Technology to research, develop, use, sell, offer for sale, promote, and import Licensed Product in the Licensed Field in the Territory and (b) a non-exclusive license (subject to the same royalty obligations) to make or have made the Licensed Product in or outside of the Territory for sale, promotion and importation solely in the Territory in the R/A Field and, subject to the terms and conditions set forth in the Supply Agreement, in the Angioedema Field.
          8.1.2 Trademarks. Subject to the terms and conditions set forth in this Agreement (including Section 5.5), Jerini hereby grants to Kos a royalty-free license to use the Product Trademarks and Jerini House Marks in connection with the Commercialization of Licensed Product in the Licensed Field within the Territory. Such license will be non-exclusive with respect to the Jerini House Marks and exclusive (even as to Jerini) with respect to the Product Trademarks.

          8.1.3 License to Kos Inventions. Subject to the terms and conditions of this Agreement, Kos hereby grants to Jerini a non-exclusive, royalty-free license during the Term under: (i) the Kos Inventions, and any Patents or other intellectual property owned by Kos or its Affiliates claiming or covering such Kos Inventions, and (ii) any Patent, Know-How or other intellectual property owned by Kos as of the Effective Date that claims an invention used by Kos in the development or Commercialization of Licensed Products in the R/A Field during the Term (which intellectual property would be infringed by the manufacture, use or sale by Jerini of a Licensed Product in the Licensed Field), in each case to develop, make, have made, use, sell, offer for sale, promote, and import Icatibant and Licensed Products in the Licensed Field outside the Territory.
          8.1.4 Reservation of Rights; Restrictive Covenants. Except for the rights specifically granted in this Agreement, Jerini reserves all rights to the Licensed Technology. Notwithstanding any provision to the contrary, Jerini retains any rights under the Licensed Technology as may be required to perform its obligations under this Agreement. No implied licenses are granted under this Agreement. Kos hereby covenants and agrees not to use any Licensed Technology, nor grant any Third Party any license or right under any Licensed Technology, other than as expressly permitted in this Agreement.
     8.2 Sublicenses.
          8.2.1 Kos may grant a sublicense, option to sublicense, or any other right relating to any Licensed Technology or Licensed Products solely as provided in this Section 8.2.
          8.2.2 Kos may enter into Sublicense Agreements with its Affiliates without Jerini’s prior consent. Further, subject to the provisions of Section 8.3 of this Agreement, * * *. If the last completed Phase II Clinical Trial for the applicable Licensed Product in such field * * * under this Agreement with respect to the RAIL Field or the Asthma Field (as the case may be)* * * . Such * * * will be made based on a * * * on Net Sales by Jerini’s sublicensees of such Licensed Product in such field and a * * * on Net Sales by Jerini or its Affiliates of such Licensed Product in such field, in each case payable until such time as* * *, Kos will be free to * * * provided in this Section 8.2. Kos will provide Jerini with a complete copy of each Sublicense Agreement within * * * of execution of such agreement. For clarity, Kos does not have the right to enter into Sublicense Agreements with respect to the Angioedema Field, except to an Affiliate.
          8.2.3 In order for rights under Licensed Technology to be validly granted to a Sublicensee, the Sublicense Agreement with such Sublicensee must be consistent with the following terms and conditions of this Agreement, and will include provisions for the benefit of Jerini corresponding to Sections 3.4, 4, 7.8 and 12 (excluding Section 12.6). Kos undertakes to use all Commercially Reasonable Efforts to (i) procure the performance by any Sublicensee of the terms of each such Sublicense Agreement, and (ii) ensure that any Sublicensee shall comply with the applicable terms and conditions of this Agreement and of the Aventis Agreement. * * * the performance of its Affiliates and Sublicensees that are sublicensed as permitted herein, and the grant of any such sublicense will not relieve Kos of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee.
     8.3 Jerini Right of First Negotiation.
          8.3.1 Kos will not enter into discussions with any Third Party with respect to any Sublicense Agreement in the RAIL Field and the Asthma Field until such time as Kos is permitted to enter into a sublicense pursuant to Section 8.2.2. Thereafter, if Kos desires to enter into a Sublicense Agreement for any Licensed Product, before entering into discussions with any Third Party with respect to such Sublicense Agreement, Kos will provide Jerini with written notice * * *.
          8.3.2 * * *.
          8.3.3 If Jerini wishes to exercise its right of first negotiation and pursue license discussions, Jerini will so notify Kos thereof in writing and provide a term sheet (such notice, the “Exercise Notice”) no later than * * * following the date the Data Room Notice is provided to Jerini (the “Exercise Period”) describing the key terms under which Jerini proposes to license the applicable Licensed Product from Kos. * * *. The Parties will thereafter during a period of * * * each use diligent efforts to conduct good faith exclusive negotiations of a term sheet (the “Final Term Sheet”) with respect to such license. If during such * * * period, Kos and Jerini do not reach agreement on the Final Term Sheet under which * * * (as applicable) in the United States or do not execute a definitive agreement based on the Final Term Sheet within * * * after the Parties have agreed to the terms of such Final Term Sheet, Kos will then be free to enter into negotiations with any Third Party regarding a Sublicense Agreement for such Licensed Product(s); provided, that Kos may not enter into any agreement * * *.
     8.4 Kos Right of First Negotiation. Kos will have a right of first negotiation to obtain a license from Jerini for any indication not within the Licensed Field and to expand such definition to include such other indications as follows:
          8.4.1 * * *, Jerini will provide Kos with written notice (such a written notice, a Jerini Data Room Notice”) that Jerini or its Affiliate intends either to make such filing, or to engage in discussions with a Third Party regarding such license or right.
          8.4.2 The Jerini Data Room Notice will also provide that a data room is open and available at Jerini for Kos to review the data and information generated in connection with any clinical trials and any other development performed with respect to any such New Indication.
          8.4.3 As of the date the Jerini Data Room Notice is provided to Kos, the data room will include all relevant and material data then in existence and available to Jerini * * *.
          8.4.4 If Kos wishes to exercise its right of first negotiation and pursue license discussions, Kos will so notify Jerini thereof in writing and provide a term sheet no later than * * * following the date the Jerini Data Room Notice is provided to Kos describing the key terms under which Kos proposes to license the New Indication(s) from Jerini. * * *. The Parties will thereafter during a period of * * * each use diligent efforts to conduct good faith exclusive negotiations of a term sheet (the “New Indications Term Sheet”) with respect to such license. If during such * * * period, Jerini and Kos do not reach agreement on the New Indications Term Sheet under which Kos would acquire the right to develop and commercialize the New Indication(s) in the Territory, Jerini will then be free to enter into negotiations with any Third Party regarding a license for such New Indication(s); provided * * *.

9. Filing, Prosecution, Maintenance, and Defense of Licensed Patents
     9.1 Aventis Patents. This Section 9.1 will govern the Parties’ rights and responsibilities with respect to the filing, prosecution, maintenance and enforcement of the Aventis Patents.
          9.1.1 Responsibility. The Parties acknowledge and agree that, under the Aventis Agreement, Sanofi-Aventis has the primary right to perform such activities with respect to the Aventis Patents. If Jerini becomes responsible for the preparation, filing, prosecution and maintenance of any Aventis Patents pursuant to the terms of the Aventis Agreement, then Jerini will bear any costs it incurs in connection with the preparation, filing, prosecution and maintenance of such Aventis Patents. Jerini will promptly notify Kos if Jerini receives any notice from Sanofi-Aventis under Section 7.4 of the Aventis Agreement and will continue to prosecute or maintain the Aventis Patents in the Territory.
          9.1.2 Enforcement.
               (a) Initiation. Kos and Jerini will each promptly notify the other in writing of any alleged or threatened infringement of the Aventis Patents based on the development or commercialization of a product in the Licensed Field by a Third Party. Pursuant to the terms of the Aventis Agreement, Sanofi-Aventis will have the first right to prosecute any such infringement. If Sanofi-Aventis does not exercise such right, as described in Section 7.5 of the Aventis Agreement, then Kos will have the right, but not the obligation, to prosecute any such infringement in the Licensed Field in the Territory. If Kos does not commence an infringement action against the alleged or threatened infringement within sixty (60) days following the detection of the alleged infringement, then Jerini may commence litigation with respect to the alleged or threatened infringement at its own expense.
               (b) Cooperation. In the event a Party brings an infringement action pursuant to Section 9.1.2(a), the other Party will cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or to join such action as a necessary party. Neither Party will have the right to settle any patent infringement litigation under this Section 9.1.2 without the express written consent of such other Party which consent will not be unreasonably withheld. The Party commencing the litigation will provide the other Party with copies of all pleadings and other material documents filed with the court and will consider reasonable input from the other Party during the course of the proceedings.
               (c) Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement or as otherwise required by Section 7.5.5 of the Aventis Agreement, any recovery realized as a result of such litigation described in Section 9.1.2(a) of this Agreement (whether by way of settlement or otherwise) will be first allocated to * * *.
     9.2 Other Licensed Patents. This Section 9.2 will govern the Parties’ rights and responsibilities with respect to the filing, prosecution, maintenance and enforcement of Licensed Patents other than the Aventis Patents (the “Jerini Licensed Patents”).
          9.2.1 Responsibility. Jerini will be responsible for the preparation, filing, prosecution and maintenance of the Jerini Licensed Patents in the Territory through patent counsel of its choice. Jerini will provide Kos with copies of all official correspondence received from the U.S. PTO, (or, if requested by Kos, from counterpart agencies in other countries) and with any proposed substantive responses thereto sufficiently in advance for Kos to provide comments and suggestions on such proposed responses which will be delivered in a timely fashion. Jerini will bear any costs it incurs in connection with the preparation, filing, prosecution and maintenance of the Jerini Licensed Patents. Jerini will give notice to Kos in a timely manner of any decision to cease prosecution and/or maintenance, or not to proceed with an extension, of any Jerini Licensed Patent and, in such case, shall permit Kos at Kos’s sole discretion, to continue prosecution or maintenance or proceed with the extension at its own expense. If Kos elects to continue prosecution or maintenance or to proceed with the extension, Jerini shall execute such documents and perform such acts * * * as may be reasonably necessary to permit Kos to continue such prosecution and maintenance or to proceed with the extension, and any such patents and patent applications shall not be considered as Licensed Patents and Kos shall no longer have the obligation to make any payments with regard to such patents or patent applications under this Agreement.
          9.2.2 Enforcement.
               (a) Initiation. Kos and Jerini will each promptly notify the other in writing of any alleged or threatened infringement of the Jerini Licensed Patents based on the development or commercialization of a product in the Licensed Field by a Third Party in the Territory. Kos will have the first right, but not the obligation, to prosecute any such infringement. If Kos does not commence an infringement action against the alleged or threatened infringement within sixty (60) days following the detection of the of alleged infringement, then Jerini may commence litigation with respect to the alleged or threatened infringement at its own expense.
               (b) Cooperation. In the event a Party brings an infringement action pursuant to Section 9.2.2(a), the other Party will cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or to join such action as a necessary party. Neither Party will have the right to settle any patent infringement litigation under this Section 9.2.2 in a manner that diminishes the rights or interest of the other Party without the express written consent of such other Party which consent will not be unreasonably withheld. The Party commencing the litigation will provide the other Party with copies of all pleadings and other documents filed with the court and will consider reasonable input from the other Party during the course of the proceedings.
               (c)  Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in Section 9.2.2(a) (whether by way of settlement or otherwise) will be first allocated* * *.
     9.3 Defense of Infringement Claims. If the manufacture, sale or use of a Licensed Product pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Kos (or its Affiliates or Sublicensees), Kos will promptly notify Jerini thereof in writing. Kos (or its Affiliates or Sublicensees) will have the exclusive right to defend and control the defense of any such claim, suit or proceeding at its own expense, using counsel of its own choice; provided, that Kos (and its Affiliates and Sublicensees) may enter into any settlement which admits or concedes that any aspect of the Licensed Patents are invalid or unenforceable only with the prior written consent of Jerini. Kos will keep Jerini reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Kos agrees to provide Jerini with copies of all pleadings filed in such action and to allow Jerini reasonable opportunity to participate in the defense of the claims. Jerini will cooperate in the patent infringement defense and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the defense of any such claim. * * *.
     9.4 Patent Term Restoration. In consultation with Kos, Jerini will determine for which of the Licensed Patents, if any, Jerini will seek at its own expense patent term extension due to delay(s) in obtaining Marketing Approval pursuant to 35 U.S.C. Section 156, or any successor law in the Territory, and will be responsible for submitting the application for patent term restoration to U.S. PTO. Any patent term extension will be regarded as Licensed Patents regardless who, due to applicable law, may be the owner thereof. Jerini will keep Kos fully informed of its efforts to obtain such extension.
     9.5 Consequences of Patent Challenge.
          9.5.1 Termination on Patent Challenge. Jerini will be permitted to terminate this Agreement by written notice effective upon receipt if Kos or its Affiliates directly, or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge the validity or enforceability of, or oppose any extension of or the grant of a supplementary protection certificate with respect to, any Licensed Patents or its foreign equivalents (each such action a “Patent Challenge”); provided, that such termination right will expire one (1) year after such interference or opposition becomes known to Jerini.
          9.5.2 Sublicensees. Kos will include provisions in all Sublicense Agreements providing that if the Sublicensee or its Affiliates directly, or indirectly through assistance granted to a Third Party, undertake a Patent Challenge with respect to any Licensed Patents or its foreign equivalent, Kos will be permitted to terminate such Sublicense Agreement. If a Sublicensee directly, or indirectly through assistance granted to a Third Party, undertakes a Patent Challenge of any such patent, then Kos upon receipt of notice from Jerini of such Patent Challenge will terminate the applicable Sublicense Agreement. If Kos fails to so terminate such Sublicense Agreement, Jerini may terminate this Agreement.
     9.6 Orange Book Listing of Patents. In consultation with Kos, Jerini will determine which of the Licensed Patents, if any, will be submitted for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor law in the United States. Jerini will notify Kos in writing at least ten (10) Business Days prior to the deadline for any such submission, and Jerini will submit the designated Patents in accordance with applicable Law. Jerini and Kos each will notify the other of any certification filed by any Third Party under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 claiming that a Licensed Patent is invalid or that infringement of a Licensed Patent will not arise from the manufacture, use, offer for sale, sale or importation product by a Third Party.
10. Ownership of Inventions
     10.1 Disclosure. Each Party will promptly disclose to the other Party in writing, and will cause its Affiliates, agents, Sublicensees, and independent contractors to so disclose to the other Party, the development, making, conception or reduction to practice of any Assigned Invention or Kos Invention.

     10.2 Ownership of Inventions.
          10.2.1 Assigned Inventions. Jerini will own all right, title, and interest in and to any Assigned Inventions. Kos agrees to assign and hereby assigns to Jerini all of Kos’s and its Affiliates’ right, title, and interest in and to any Assigned Inventions conceived, made or generated by or on behalf of Kos, its Affiliates or Sublicensees. Jerini will be responsible for the preparation, filing, prosecution and maintenance of any Patents claiming or covering the Assigned Inventions as provided in Section 9.1.
          10.2.2 Kos Inventions. Kos will own all right, title, and interest in and to any Kos Inventions. Kos will be solely responsible for the preparation, filing, prosecution and maintenance of any Patents claiming or covering the Kos Inventions.
     10.3 Rights From Sublicensees, Affiliates, and Contractors.
          10.3.1 Of Kos. Kos will ensure that any Affiliate and Third Party, including Sublicensees, performing work on behalf of Kos or its Affiliates in connection with the development or commercialization of Licensed Products is under an obligation (i) to assign all Assigned Inventions to Kos and (ii) to grant Kos the rights to the Kos Inventions to the extent necessary for Kos to grant the license set forth in Section 8.1.3 of this Agreement.
          10.3.2 Of Jerini. Jerini will ensure that any Affiliate, agent, or independent contractor performing work on behalf of Jerini or its Affiliates in connection with the development or commercialization of Licensed Products is under an obligation to assign all Jerini Inventions to Jerini or to otherwise grant Jerini the rights to the Jerini Inventions to the extent necessary for Jerini to grant the licenses or rights set forth in Sections 8.1.1, 8.1.2 and 8.4 of this Agreement.
     10.4 Further Assurances. Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, sublicensees, and consultants to take such necessary and proper acts, to effectuate the provisions set forth in this Section 10.
11. Representation and Warranties; Covenants
     11.1 Jerini Warranties. Jerini hereby represents and warrants to Kos as of the Execution Date and again as of the Effective Date that:
               (a) Jerini has the right to grant the licenses under the Licensed Technology as set forth in this Agreement and there is nothing in any Third Party agreement or arrangement that Jerini or its Affiliates have entered into that in any way will limit Jerini’s ability to perform all of the obligations it has undertaken under this Agreement;
               (b) Jerini is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to enter into this Agreement, grant the rights and licenses granted hereunder and perform its obligations hereunder;
               (c) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of Jerini that is enforceable against Jerini in accordance with its terms;
               (d) Jerini and its Affiliates are in compliance in all material respects with and have not received any notice of breach pursuant to any agreement relating to Icatibant, Licensed Products or Licensed Technology including without limitation the following: the Aventis

Agreement, the Bachem Manufacturing Agreement and the Wülfing Manufacturing Agreement;
          (e) except as set forth in Section 2.2 of the Aventis Agreement, Jerini and its Affiliates have not previously granted, and are not currently obligated (whether or not contingent on any future event or state of affairs) to negotiate with any Third Party with respect to granting any license or other right in the Territory under the Licensed Technology licensed by this Agreement, and the right of first refusal granted to Sanofi-Aventis pursuant to Section 2.2 of the Aventis Agreement has been either satisfied or waived by Sanofi-Aventis;
          (f) Jerini and its Affiliates have not encumbered and will not encumber, with liens, mortgages, security interests or otherwise, the Licensed Technology;
          (g) Jerini and its Affiliates have disclosed to Kos the complete texts of all Licensed Patents as well as all written documentation received directly or indirectly by Jerini as of the Execution Date concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving a Licensed Patent;
          (h) Jerini and its Affiliates have not directly or indirectly received, and have no actual knowledge of Sanofi-Aventis receiving, any notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology used in connection with the manufacture, use or sale of any Licensed Product, and they are not aware of any Patent, Know-How, trade secret, or other right of any Third Party which could reasonably be expected to materially adversely affect its or Kos’s ability to carry out either of their respective responsibilities under this Agreement or the development, manufacture, use or sale of any Licensed Product or the rights or licenses granted to Kos under this Agreement;
          (i) Jerini and its Affiliates have no actual knowledge of any Patents (other than the Licensed Patents) that would be infringed by the manufacture, development, use, sale, offer for sale or importation of Licensed Products for the Licensed Field;
          (j) Jerini and its Affiliates have no actual knowledge of any activities by Third Parties that would constitute infringement or misappropriation of the Licensed Technology, or concerning any Third Party claims or disputes involving a Licensed Patent, including but not limited to disputes respecting inventorship, ownership, validity, or misappropriation;
          (k) except as disclosed to Kos, Jerini and its Affiliates have not received, and have no actual knowledge of Sanofi-Aventis having received, any communication (whether formal or informal) from any government entity or Third Party, whether inside or outside the Territory, alleging the invalidity or unenforceability of any Licensed Patent;
          (l) Jerini and its Affiliates have asserted an unrestricted claim over all employee inventions included in the Licensed Technology and all rights of Jerini’s and its Affiliates’ employees in the Licensed Technology have been properly assigned to Jerini or its Affiliates, as the case may be, in accordance with applicable law; during the Term, Jerini and its Affiliates will assert an unrestricted claim over all employee inventions included in the Licensed Technology and will perform all steps necessary to obtain proper assignment of Jerini and its Affiliates employees’ rights in such Licensed Technology in accordance with applicable law;
          (m) Jerini has obtained a designation under 21 U.S.C. §360bb for Icatibant for the treatment of angioedema; and

               (n) the Licensed Patents listed in Exhibit A are all of the Patents that Jerini Controls that would be infringed, but for the licenses granted to Kos pursuant to this Agreement, by the manufacture, development, use, sale, offer for sale or importation of Licensed Products for the Licensed Field in the Territory by Kos or its Affiliates or Sublicensees
     11.2 Kos Warranties. Kos hereby represents and warrants to Jerini that (i) Kos is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of Kos that is enforceable against Kos in accordance with its terms; and (iii) it has reviewed the redacted Aventis Agreement, the redacted Bachem Manufacturing Agreement, and the redacted Wülfing Manufacturing Agreement, and acknowledges and agrees that notwithstanding anything in this Agreement, the terms of this Agreement including all rights granted to Kos under this Agreement are subject to the terms of those other agreements, unless the redacted portion conflicts with the terms that have not been redacted.
     11.3 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1 AND 11.2, EACH PARTY MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND JERINI AND KOS EACH SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY OR MERCHANTABILITY, OR ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
12. Confidentiality
     12.1 Definition. During the Term and subject to the terms and conditions of this Agreement, a Party (a “Disclosing Party”) may communicate to the other Party (a “Receiving Party”) information in connection with this Agreement or the performance of its obligations hereunder, including scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business (collectively, “Confidential Information”). Without limiting the foregoing, “Confidential Information” is hereby deemed to include any information disclosed by one Party to the other Party pursuant to that certain confidentiality agreement between the Parties dated as of November 15, 2004 as amended September 26, 2005 (the “Confidentiality Agreement”).
     12.2 Exclusions. Notwithstanding the foregoing, information of a Disclosing Party will not be deemed Confidential Information with respect to a Receiving Party for purposes of this Agreement if such information:
               (a) was already known to the Receiving Party or its Affiliates, as evidenced by their written records, other than under an obligation of confidentiality or non-use, at the time of disclosure to the Receiving Party;
               (b) was generally available or was otherwise part of the public domain at the time of its disclosure to the Receiving Party;

               (c) became generally available or otherwise became part of the public domain after its disclosure to the Receiving Party, through no fault of or breach of its obligations under this Section 12 by the Receiving Party;
               (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that controls such information and Know-How not to disclose such information or Know-How to others; or
               (e) was independently discovered or developed by the Receiving Party or its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information belonging to the Party that controls such information and know-how.
     12.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the Term and for * * * thereafter, a Receiving Party and its Affiliates and Sublicensees will keep completely confidential and will not publish or otherwise disclose and will not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of a Disclosing Party, its Affiliates or Sublicensees.
     12.4 Authorized Disclosure. A Receiving Party may disclose Confidential Information of a Disclosing Party to the extent that such disclosure is:
          12.4.1 made in response to a valid order of a court of competent jurisdiction or other governmental or regulatory body of competent jurisdiction; provided, that such Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;
          12.4.2 otherwise required by law; provided, that the Disclosing Party will provide the Receiving Party with notice of such disclosure in advance thereof to the extent practicable;
          12.4.3 made by such Party to regulatory authorities as required in connection with any regulatory filing or application; provided, that reasonable measures will be taken to assure confidential treatment of such information;
          12.4.4 made by a Receiving Party, in connection with the performance of this Agreement, to Affiliates, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 12;
          12.4.5 made by a Receiving Party to existing or potential acquirers or merger candidates; potential sublicensees or collaborators (to the extent contemplated hereunder); investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 12; or
          12.4.6 made by the Receiving Party with the prior written consent of the Disclosing Party.
     12.5 Use of Name. Neither Party may make public use of the other Party’s name except (a) in connection with announcements and other disclosures relating to this Agreement and the activities contemplated hereby as permitted in Section 12.6, (b) as required by applicable law, and (c) otherwise as agreed in writing by such other Party.
     12.6 Press Releases.
          12.6.1 Subject to applicable rules and regulations of any applicable governmental authority or stock exchange, as soon as practicable following the date hereof, the Parties will issue a joint press release announcing the existence of this Agreement in the form of the draft press release attached hereto as Exhibit E. For subsequent press releases and other written public disclosures (other than filings that are covered by Sections 12.6.2, 12.6.3, 12.6.4 and 12.7 below) relating to this Agreement or the Parties’ relationship hereunder (each, a “Public Disclosure”), each Party will use reasonable efforts to submit to the other Party a draft of such Public Disclosures for review and comment by the other Party at least two (2) full Business Days prior to the date on which such Party plans to release such Public Disclosure, and will review and consider in good faith any comments provided in response.
          12.6.2 If a Party is unable to comply with the foregoing notice requirement because of a legal obligation or stock exchange requirement to make more rapid disclosure or a legal requirement not to make disclosures to any persons prior to public filings, such Party will not be in breach of this Agreement but will in that case give telephone and email notice to a senior executive of the other Party and provide a draft disclosure with as much notice as possible prior to the release of such Public Disclosure.
          12.6.3 The Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement with respect to any filings with the U.S. Securities and Exchange Commission (“SEC”) or German Bundesanstalt für Finanzdienstleistungsaufsicht (“BAFIN”) of such Party or any of its Affiliates, and each Party will use reasonable efforts to seek confidential treatment for such terms; provided, that each Party will ultimately retain control over what information to disclose to the SEC, BAFIN, or any other such agencies, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, BAFIN, or any other such agencies.
          12.6.4 A Party may publicly disclose, without regard to the preceding requirements of this Section 12.6, information that was previously disclosed in a Public Disclosure that was in compliance with such requirements.
     12.7 Terms of Agreement to be Maintained in Confidence. The Parties agree that the terms of this Agreement are confidential and will not be disclosed by either Party to any Third Party (except to a Party’s professional advisor) without prior written permission of the other Party; provided, that (a) Jerini will have the right to disclose the terms and conditions of this Agreement to Sanofi-Aventis to the extent required by the Aventis Agreement, (b) either Party may make any filings of this Agreement required by law or regulation in any country so long as such Party uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available and (c) a Party may publicly disclose, without regard to the preceding requirements of this Section 12.7, information that was previously disclosed in compliance with such requirements.
     12.8 Additional Obligations Under Aventis Agreement. As a sublicensee of Jerini under the Aventis Agreement, Kos agrees to comply with the terms of Section 8 of the Aventis Agreement, the full text of which is set forth on Exhibit F, in connection with (a) Kos’s use of Confidential Information of Sanofi-Aventis that Jerini may provide to Kos, (b) Kos’s publication and presentation of any results or other information relating to any Licensed Product.
     12.9 Provision of Information to Sanofi-Aventis. Jerini will provide
     Kos with copies of all proposed disclosures to Sanofi-Aventis of information relating to this Agreement, as contemplated in Sections 3.1.1, 7.8, and 12.7 hereof, sufficiently in advance for Kos to provide comments and suggestions on such proposed disclosures which will be delivered in a timely fashion. Jerini will reasonably consider any such comments or suggestions provided by Kos.
13. Term and Termination
     13.1 Term. This Agreement will be effective on the date (the “Effective Date”): (i) of the written determination by the Parties, to be made within ten (10) days after the Execution Date, that no filing under the HSR Act is necessary, or (ii) if no such determination is made, of expiration or termination of any waiting period and extension thereof applied to this Agreement and the transactions contemplated hereunder, under the HSR Act; provided however that Section 4.7 (HSR Act), and all sections necessary to give effect to Section 4.7, will be effective on the date hereof. The term of this Agreement will commence as of the Effective Date and, unless earlier terminated in accordance with this Section 13, and will continue so long as either Party is obligated to pay royalties to the other Party hereunder (the “Term”).
     13.2 Termination for Material Breach.
          13.2.1 Any material failure by a Party (“Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure a “Material Breach”) will entitle the other Party (“Non-Breaching Party”) to give to the Breaching Party notice specifying the nature of the Material Breach, requiring the Breaching Party to make good or otherwise cure such Material Breach.
          13.2.2 If such Material Breach is not cured within * * * after the receipt of notice pursuant to Section 13.2.1 above, the Non-Breaching Party will be entitled to terminate this Agreement on notice effective upon receipt to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement and other remedies available under applicable law, except that if such Material Breach relates to Kos’s obligations with respect to a Licensed Product in Canada, Jerini’s sole and exclusive remedy therefor shall be to terminate Kos’s rights to such Licensed Product in Canada (after which the Territory hereunder with respect thereto shall consist solely of the United States).

          13.2.3 If Kos is entitled to terminate this Agreement pursuant to Section 13.2.2 due to Jerini’s Material Breach, then Kos will, by notice to Jerini, (a) terminate this Agreement in its entirety, or (b) terminate this Agreement in part as described in further detail in Section 13.6.5.
     13.3 Termination at Will. Kos may terminate this Agreement at will upon * * * days’ notice to Jerini; provided, that Jerini may accelerate the effective date of such termination by * * *, such that the effective date of such termination occurs at any time after * * * days of such * * * day notice period have elapsed.
     13.4 Termination of Licenses Under Aventis Agreement. In the event that Jerini receives any notice of breach of the Aventis Agreement from Sanofi-Aventis, Jerini will immediately provide Kos with a copy of such notice. Jerini authorizes Kos to cure any such breach on Jerini’s behalf unless Jerini evidences to Kos’s reasonable satisfaction that it has done so; provided, that Jerini shall indemnify Kos against the amount of any payments made by Kos directly to Sanofi-Aventis in connection with such cure and, at Kos’s election, the amount of such payments may be credited against any amounts otherwise payable by Kos to Jerini hereunder. Notwithstanding anything to the contrary in this Agreement, the licenses granted to Kos under the Aventis Patents will terminate automatically upon expiration or earlier termination of the Aventis Agreement. If the Aventis Agreement is terminated by Sanofi-Aventis or Jerini prior to the expiration thereof and Kos is unable to obtain a license directly from Sanofi-Aventis, then, within * * * following such termination, * * * calculated as follows:
     ***.
Jerini will reasonably assist Kos in negotiating an agreement directly between Kos and Sanofi-Aventis promptly following the Effective Date which would ensure the continuation of Kos’s rights hereunder on terms no less favorable than contained in this Agreement if the Aventis Agreement were to be terminated.
     13.5 Termination for Failure to Execute Equity Investment Agreement. Jerini will have the right to terminate this Agreement (and refund any amounts theretofore paid by Kos to Jerini) by notice to Kos if Kos or Kos Pharmaceuticals, Inc.: (i) does not promptly after the Effective Date execute the Agreement on Equity Investment attached to this Agreement as Exhibit D (the “Equity Agreement”), (ii) does not deliver thereafter the two originals of the subscription certificate as set forth in § 2.2 of the Equity Agreement, or (iii) does not thereafter submit the lock-up declaration as set forth in § 2.2 of the Equity Agreement, and in each case Jerini and its Affiliates have taken all actions necessary to enable Kos or its Affiliate to do so and have, to the extent applicable, executed and delivered such agreements themselves; provided, that such failure is not cured within thirty (30) days after notice thereof from Jerini to Kos.
     13.6 Consequences of Expiration and Termination.
          13.6.1 Expiration of Term.
               (a) Upon expiration of the Royalty Term, Kos will have a non-exclusive, irrevocable, perpetual, fully-paid license, with the right to sublicense through multiple tiers of sublicenses, under the Licensed Technology to research, develop, make, use, sell, offer for sale, manufacture and import Licensed Product in the Licensed Field in the Territory. Upon such expiration, Jerini will assign to Kos all of Jerini’s and its Affiliates’ right, title, and interest in and to any Product Trademarks in the Territory, including any goodwill therein in the Territory.
               (b) Upon expiration of the Jerini Royalty Term, Jerini will have a non-exclusive, irrevocable, perpetual, fully-paid, license outside the Territory, with the right to sublicense through multiple tiers of sublicenses, under the intellectual property rights licensed to Jerini under Section 8.1.3 to develop, make, have made, use, sell, offer for sale, promote, and import Icatibant and Licensed Products in the R/A Field, and a non-exclusive, irrevocable, perpetual, royalty-bearing, license outside the Territory, with the right to sublicense through multiple tiers of sublicenses, under the Patents claiming Kos Inventions to develop, make, have made, use, sell, offer for sale, promote, and import Icatibant and Licensed Products in the Angioedema Field; provided, that the Parties have agreed on a reasonable royalty on Net Sales payable to Kos with respect to Licensed Products in the Licensed Field.
          13.6.2 Early Termination. Upon any termination of this Agreement in its entirety (excluding any expiration in accordance with Section 13.1 or partial termination by Kos in accordance with Section 13.2.3(b)), without limiting any other remedies available under applicable law, the following provisions will apply:
               (a) All rights and licenses granted by Jerini to Kos under this Agreement will terminate immediately.
               (b) Kos will upon Jerini’s request and at no cost to Kos, transfer and assign to Jerini promptly but no later than sixty (60) days after termination of the Agreement, all assets and rights as may be necessary for Jerini to continue with the development and commercialization of the Licensed Product in the Territory. Without limitation, Kos will assign to Jerini upon request any of the following: (i) all of Kos’s right, title and interest in and to any agreements between Kos and Third Parties that are freely assignable by Kos and that relate to the development or Commercialization of any Licensed Product; and (ii) all of Kos’s right, title and interest in and to any registrations and design patents (to the extent directed to ornamental features of the applicable Licensed Product) for any of the foregoing and any Internet domain name registrations for such trademarks and slogans, all to the extent they relate to a Licensed Product. To the extent that any agreement described in this Section 13.6.2(c) is not assignable by Kos, then such agreement will not be assigned, and upon the request of Jerini, Kos will cooperate in good faith to allow Jerini to obtain and to enjoy the benefits of such agreement in the form of a license or other right to the extent Kos has the right and ability to do so.
               (c) Kos will, upon Jerini’s written request, * * * transfer to Jerini or its designee, the management and continued performance of any clinical trials for Licensed Product ongoing as of the effective date of such termination.
               (d) Kos will, upon Jerini’s written request, transfer to Jerini any stock of Licensed Product held by Kos or its Affiliates, provided Jerini will reimburse Kos for * * *.
               (e) Kos will transfer to Jerini any Know-How then used in connection with the research, development, manufacture, or commercialization of Licensed Product; such transfer will be effected by the delivery of documents, to the extent such Know-How is embodied in documents, and to the extent that such Know-How is not fully embodied in documents, Kos will make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents reasonably available to Jerini for limited interviews and demonstrations to effect such transfer.

          13.6.3 Sale of Inventory. During the * * * period following full or partial termination or expiration of this Agreement, Kos may, subject to Section 13.6.2(d) above, sell its then-existing inventory of Licensed Products for the Licensed Field in the Territory and will pay all amounts due to Jerini hereunder with respect to any Net Sales of such inventory occurring during such * * * period. Additionally, the Parties’ rights and obligations under this Agreement will continue during such * * * after the expiration of this Agreement, to the extent applicable to such sales.
          13.6.4 Transfer Plan. With respect to any termination of this Agreement, the Parties will establish a transfer plan that will provide for the complete transfer of the rights and assets as required pursuant to Section 13.6.2 above from Kos or its Sublicensees to Jerini, with the goal of minimizing the disruption and delay in the development or commercialization of the Licensed Product.
          13.6.5 Partial Termination for Jerini Breach. If Kos terminates this Agreement in part pursuant to Section 13.2.3(b), this Agreement will terminate except that the Parties’ rights and obligations under Sections 7, 8 (excluding 8.1.3 and 8.3), and 13, and the surviving provisions described in Section 13.6.6 below, will continue in full force and effect.
          13.6.6 Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Sections 1, 4.2, 7.7, 7.8, 7.9, 10, 11.3, 12, 13.6, 14, 15, and 16 will survive any termination or expiration of this Agreement.
14. Indemnification and Insurance
     14.1 Indemnification by Jerini. Jerini will indemnify Kos, its Affiliates, and their respective directors, officers, shareholders, employees and agents, and defend and hold each of them harmless, from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any liability suits, investigations, claims or demands by Third Parties (“Third Party Claims”) to the extent arising from or occurring as a result of or in connection with (i) any theory of product liability (including actions in the form of tort, warranty or strict liability) concerning the manufacture or Commercialization of Licensed Products by or on behalf of Jerini or its Affiliates, licensees, designees and agents or the manufacture or handling of Licensed Products by or on behalf of Jerini or its Affiliates, licensees, designees and agents prior to delivery thereof to Kos or its designee, (ii) any breach by Jerini of its representations, warranties or obligations under this Agreement, or (iii) the gross negligence or willful misconduct by or on behalf of Jerini or its Affiliates, licensees, designees and agents; except, in each case, to the extent that Jerini is entitled to seek indemnification from Kos for such Losses pursuant to Section 14.2 below.
     14.2 Indemnification by Kos. Kos will indemnify Jerini, its Affiliates, and their respective directors, officers, shareholders, employees and agents, and defend and save each of them harmless, from and against any Losses in connection with any Third Party Claims arising from or occurring as a result of or in connection with: (i) any theory of product liability (including actions in the form of tort, warranty or strict liability) concerning the manufacture by or on behalf of Kos or its Affiliates, licensees, designees and agents (other than by or behalf of Jerini or its Affiliates) or Commercialization of Licensed Products by Kos or its Affiliates, licensees, designees and agents, the handling of Licensed Product after its delivery by or on behalf of Jerini or its designee, (ii) any breach by Kos of its representations, warranties or obligations under this Agreement, or (iii) the gross negligence or willful misconduct of Kos, its Affiliates or Sublicensees, designees and agents; except, in each case, to the extent that Kos is entitled to seek indemnification from Jerini for such Losses pursuant to Section 14.1 above.
     14.3 Indemnification Procedure.
          14.3.1 Notice of Claim. The Party intending to request indemnification under this Section 14 (the “Indemnified Party”) will give the Party from which it seeks indemnification under this Section 14 (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Third Party Claim or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 14.1 or Section 14.2; provided, however, that the failure to give such prompt written notice will not relieve Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. In no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Third Party Claims or Losses. All indemnification claims in respect of an Indemnified Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the Indemnified Party.
          14.3.2 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.
          14.3.3 Right to Participate in Defense. Without limiting Section 14.3.2 above, any Indemnitee will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 14.3.2 (in which case the Indemnified Party will control the defense).
          14.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate, and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time prior to the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 14.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s sole and absolute discretion). The Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.
          14.3.5 Cooperation. The Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the defense or prosecution of any Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, * * *.
     14.4 Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim * * * Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     14.5 Insurance. Each Party will obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount as required by law applicable to a Party’s activities hereunder and such additional amounts as may be reasonably necessary to cover such Party’s indemnity obligations under this Agreement with scope and coverage as is normal and customary in the industry within the Territory for parties similarly situated, but in no event in an amount less than *** per occurrence and in the aggregate. It is understood that such insurance will not be construed to limit a Party’s liability with respect to its indemnification obligations under this Section 14. Each Party will, except to the extent self insured, provide to the other Party upon request, a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 14. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other Party.
15. Limitation of Liability
     IN NO EVENT WILL EITHER PARTY BE LIABLE FOR THE OTHER PARTY’S LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING

UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT APPLY TO AN AWARD OF ENHANCED DAMAGES AVAILABLE UNDER THE PATENT LAWS FOR WILLFUL PATENT INFRINGEMENT AND WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER SECTIONS 12 AND 14 OF THIS AGREEMENT.
16. Miscellaneous
     16.1 Assignment. Without the prior written consent of the other Party hereto (which may be granted at the other Party’s discretion), neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that either Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (a) to any Affiliate of the assigning Party; or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates. Any assignee will assume in writing all of the assigning Party’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section 16.1 will be void ab initio and of no force or effect.
     16.2 Essential Basis. The Parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in Section 11.3 and 15 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including, without limitation, the economic terms, would be substantially different.
     16.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never been a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision prohibited or unenforceable in any respect.
     16.4 Governing Law; Dispute Resolution.
     16.4.1 This Agreement, and any disputes between the Parties related to or arising out of this Agreement (including the Parties’ relationship created hereby, the negotiations for and entry into this Agreement, its conclusion, binding effect, amendment, coverage, termination, or the performance or alleged non-performance of a Party of its obligations under this Agreement) (each a “Dispute”), will be governed by the laws of the State of New York, USA without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.
          16.4.2 In the event of any Dispute, a Party may notify the other Party in writing of such Dispute, and the Parties will try to settle such Dispute amicably between themselves. If the Parties are unable to resolve the Dispute within 20 days of receipt of the written notice by the other Party, such Dispute will be referred to the Chief Executive Officers of each of the

Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within 30 days after it was referred to the Chief Executive Officers.
          16.4.3 Any Dispute that is not resolved as provided in Section 16.4.2, whether before or after termination of this Agreement, will be resolved by litigation in the courts of competent jurisdiction located in New York, New York, USA without giving effect to conflict of laws principles. Each Party hereby agrees to the exclusive jurisdiction of such courts and waives any objections as to the personal jurisdiction or venue of such courts.
          16.4.4 Notwithstanding the foregoing, nothing in this Section 16.4 will limit either Party’s right to seek immediate temporary injunctive or other temporary equitable relief whenever the facts or circumstances would permit a Party to seek such relief in a court of competent jurisdiction.
          16.4.5 Notices. All notices, requests or other communications that are required or permitted hereunder will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided herein), or sent by internationally-recognized overnight courier addressed as follows:

If to Jerini, to:

Jerini US, Inc.
c/o Jerini AG
Invalidenstraße 130
10115 Berlin
Germany
Attention: Chief Executive Officer
Facsimile: +49-30-978 93-105

With a copy to:

Cooley Godward LLP
11951 Freedom Drive
Reston, Virginia 20190
USA
Attention: Matthias Alder
Facsimile: +1-703-456-8100

If to Kos, to:

Kos Life Sciences, Inc.
c/o Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618

Attention: Chief Executive Officer
Facsimile: +1-609-495-0920
Attention: Chief Financial Officer
Facsimile: +1-954-331-3877

With a copy to:

Kos Pharmaceuticals, Inc.
1 Cedar Brook Drive
Cranbury, New Jersey 08512-3618

Attention: Andrew I. Koven
Executive Vice President, General Counsel
and Corporate Secretary
Facsimile: +1-609-495-0907
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a business day, and (ii) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. It is understood and agreed that this Section 16.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
     16.5 Entire Agreement; Modifications. This Agreement including the Guaranties and Exhibits attached hereto and the Confidentiality Agreement, each of which is hereby incorporated in and made part of this Agreement by reference, set forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede and merge all prior negotiations, representations, agreements and understandings, whether written or oral, regarding the subject matter hereof. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment or modification of this Agreement will be binding upon the Parties unless made in writing and duly executed by authorized representatives of both Parties.
     16.6 Relationship of the Parties. It is expressly agreed that the Parties’ relationship under this Agreement is strictly one of licensor-licensee, and that this Agreement does not create or constitute a partnership, joint venture, or agency. Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding (or purport to be binding) on the other.
     16.7 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of claims based on the failure to perform or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The failure of a Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation.
     16.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     16.9 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.
     16.10 Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
     16.11 English Language. This Agreement has been written and executed in the English language as used in the United States and will be interpreted in accordance with the English language as used in the United States. Any translation by a Party into any other language will not be an official version of this Agreement, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.
     16.12 No Drafting Party. This Agreement has been submitted to the scrutiny of, and has been negotiated by, both Parties and their counsel, and will be given a fair and reasonable interpretation, without consideration or weight being given to any such terms having been drafted by any Party or its counsel. No rule of strict construction will be applied against either Party.
     16.13 Construction. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Except where the context otherwise requires, wherever used, (a) the use of any gender is applicable to all genders, (b) the word “or” is used in the inclusive sense (and/or), (c) the use of the singular form of a noun includes the plural form, and the plural form includes the singular form, (d) the words “include”, “includes” and “including” is deemed to be followed by the phrase “without limitation”, (e) the word “any” means “any and all”, (f) any definition of or reference to any agreement, instrument or other document refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (g) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (h) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision of this Agreement, and (i) all references herein to Sections and Exhibits, unless otherwise specifically provided, refer to the Sections and Exhibits of this Agreement.
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Signature page follows.

     In Witness Whereof, the Parties have executed this Agreement by their respective authorized representatives as of the date first written above.
     Jerini US, Inc.

     By: __________________________
     Name: __________________________
     Title: __________________________
     Kos Life Sciences, Inc.
     By: __________________________
     Name: __________________________
     Title: __________________________
Signature page to Collaboration and License Agreement